Exhibit 10.3

CONSTRUCTION LOAN AND SECURITY AGREEMENT

DATED AS OF NOVEMBER 30, 2012

BY AND AMONG

GGT TRG CASTLE HILLS TX, LLC,

AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A.,

AS LENDER

JPMORGAN REAL ESTATE BANKING

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1

1.01	Definitions.	1

ARTICLE II CONDITIONS TO DISBURSEMENT		13

2.01	Right to Advances; Generally	13
2.02	Conditions to Closing and Initial Advance.	13
2.03	Conditions to All Advances.	16
2.04	Loan Disbursements; Equity Draws.	17
2.05	Balancing.	17
2.06	Advances to Pay Interest	18
2.07	Budget	18
2.08	Stored Materials Not Yet Incorporated	18
2.09	Hard Costs	19
2.10	Soft Costs	19
2.11	Final Construction Advance; Release of Retainage	19

ARTICLE III LOAN TERMS		20

3.01	Loans and Advances.	20
3.02	Requests for Advances.	20
3.03	Funding of Advances.	21
3.04	Interest Elections.	21
3.05	Repayment of Loans; Evidence of Debt.	22
3.06	Prepayment of Loans.	22
3.07	Fees.	22
3.08	Interest.	23
3.09	Alternate Rate of Interest.	23
3.10	Increased Costs.	23
3.11	Break Funding Payments.	24
3.12	Taxes.	24
3.13	Payments Generally; Late Fee	26
3.14	Mitigation of Increased Costs.	26
3.15	Extension Options.	27

ARTICLE IV CONSTRUCTION OF IMPROVEMENTS; GENERAL COVENANTS		28

4.01	Acceptance of Construction Documents; Completion of Construction.	28
4.02	Construction Progress.	29
4.03	Purchase of Materials Under Conditional Sales Contract.	29
4.04	Inspection; Inspecting Professional.	29
4.05	Right to Post Signs; Publicity.	30
4.06	Liens, Taxes, and Governmental Claims	30
4.07	Leases.	31
4.08	Operations of Borrower.	31
4.09	Appraisals.	33
4.10	Operating and Reserve Accounts.	33
4.11	Prohibited Distributions	33
4.12	Borrower’s Right to Contest Legal Requirements.	34
4.13	Government Regulation.	34
4.14	Financial Information and Other Deliveries	34
4.15	Intentionally Deleted.	35
4.16	ERISA	35

ARTICLE V COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT		36

5.01	Construction Contracts.	36

5.02	Plans and Specifications and Permits.	37
5.03	Project Documents and Swap Agreements.	38
5.04	Reassignment.	39
5.05	Additional Instruments.	39

ARTICLE VI REPRESENTATIONS AND WARRANTIES		39

6.01	Representations and Warranties.	39
6.02	Nature of Representations and Warranties.	41

ARTICLE VII INSURANCE AND CONDEMNATION		41

7.01	Insurance and Casualty.	41
7.02	Condemnation and Other Awards.	45

ARTICLE VIII DEFAULTS		45

8.01	Defaults.	45

ARTICLE IX ACCELERATION AND REMEDIES		49

9.01	Acceleration.	49
9.02	Right to Complete Construction.	49
9.03	Curing of Defaults.	49

ARTICLE X MISCELLANEOUS		50

10.01	Notices.	50
10.02	Waivers; Amendments.	51
10.03	Expenses; Indemnity; Damage Waiver.	51
10.04	Successors and Assigns.	52
10.05	Survival.	53
10.06	Counterparts; Integration; Effectiveness.	53
10.07	Severability.	53
10.08	Right of Setoff.	53
10.09	Governing Law; Jurisdiction; Consent to Service of Process.	54
10.10	WAIVER OF JURY TRIAL; WAIVER OF SPECIAL DAMAGES.	54
10.11	Headings.	54
10.12	Confidentiality.	54
10.13	Interest Rate Limitation.	55
10.14	USA Patriot Act.	56
10.15	Replacement Documentation.	56
10.16	Swap Agreements.	56

EXHIBITS

Exhibit A	--	Legal Description
Exhibit B	--	Budget
Exhibit C	--	Form Lease

CONSTRUCTION LOAN AND SECURITY AGREEMENT

THIS CONSTRUCTION LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of this 30th day of November, 2012, is by and between GGT TRG CASTLE HILLS TX, LLC, a Delaware limited liability company (“Borrower”), JPMORGAN CHASE BANK, N.A., a national banking association, (“Lender”).

RECITALS

WHEREAS, Borrower is acquiring all of that certain real property located in the City of Lewisville, County of Denton and State of Texas more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”), and Borrower proposes to construct or cause to be constructed upon the Property certain improvements consisting of 316 Class A garden-style multifamily units in substantial accordance with the Plans and Specifications (as hereinafter defined); and

WHEREAS, Borrower has requested, and Lender has agreed to provide, financing to Borrower for the construction of such improvements on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.01 Definitions. The following terms shall have the following meanings:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for the relevant Interest Period, or for any CBFR Advance an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Advance” means a borrowing hereunder, (a) made by Lender on the same Borrowing Date, or (b) converted or continued by Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to it in the Preamble.

“Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the Commitment on such date of determination, assuming (a) a fixed rate of interest per annum equal to the greater of (i) the annual yield to maturity as of such date of determination of a ten (10) year United States Treasury Note in the amount of such loan plus two and one half of one percent (2.50%) per annum or (ii) six and one half of one percent (6.50%) per annum, and (b) amortization of such loan in equal annual payments of principal and interest over a period of thirty (30) years.

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“Applicable Margin” means 0.10% with respect to the Floating Rate and 2.60% with respect to the Eurodollar Rate.

“Appraisal” means a written statement setting forth an opinion of the market value of the Mortgaged Property that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by Lender, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by Lender, in its reasonable discretion.

“Appraised Value” means the “as stabilized” dollar value of the Project for the purposes of the Initial Advance and the “as is” dollar value of the Project for the purposes of Section 3.15 hereof, as determined by Lender based upon its review of the most current Appraisal.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Approved Lease” means any Lease which is substantially in the form of the Form Lease on Exhibit C attached hereto or as otherwise approved by Lender in accordance with the Loan Documents. A Lease shall be substantially in the form of the Form Lease if the variations from the Form Lease (taken as a whole) do not materially detract from the rights and protections of the lessor set forth in the Form Lease.

“Architect” means Architecture Demarest, L.P., a Texas limited partnership.

“Architect’s Certificate” means a certificate of Architect in form and substance acceptable to Lender.

“Architect’s Contract” means the agreement to be executed by and between Borrower and Architect relating to the design of the Improvements, subject to review and acceptance by Lender, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto or therefor.

“Architect Consent and Agreement” means the Architect/Lender Agreement to be executed by Architect in favor of Lender, in form and substance acceptable to Lender, as amended from time to time.

“Balancing Deposit” shall mean an Interest Balancing Deposit or a Non-Interest Balancing Deposit, as applicable.

“Banking Services” means each and any of the following bank services provided to Borrower by Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of Borrower means any and all obligations of Borrower, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Financing Statement” means the UCC financing statement covering the security interests in personal property granted by Borrower to Lender in the Loan Documents for filing with the Secretary of State of the State of Texas.

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“Borrower’s Initial Equity Requirement” means the amount described in Section 2.02(d) hereof.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Request” means a request by Borrower for an Advance in accordance with Section 3.02 hereof.

“Budget” means the budget setting forth a line item breakdown of all costs and expenses incurred or estimated to be incurred with respect to the Improvements and relevant assumptions, a copy of which is attached as Exhibit B hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Certification of Non-Foreign Status” means an affidavit, signed under penalty of perjury by an authorized officer of Borrower, stating (a) that Borrower is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Code and the regulations promulgated thereunder, (b) Borrower’s U.S. employer identification number, and (c) the address of Borrower’s principal place of business. Such affidavit shall be consistent with the requirements of the regulations promulgated under Section 1445 of the Code, and shall otherwise be in form and substance acceptable to Lender.

“Change in Law” means the occurrence after the date of this Agreement: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 3.10(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 10.13 hereof.

“Closing Advance” means the Advance in the amount of $1,000.00 to be made on the Closing Date.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 3

“Closing Date” is the date of the first disbursement of the Loan evidenced by the Closing Advance.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, the commitment of Lender to make Loans hereunder in an amount not exceeding $24,438,192.00, as such amount may be modified from time to time pursuant to the terms hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction Contract” means that certain contract to be executed by and between Borrower and the Contractor for construction of the Improvements, subject to review and acceptance by Lender, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

“Construction Schedule” means a construction schedule for the Improvements in form and substance satisfactory to Lender.

“Contractor” means Trinsic Residential Builders, LLC, a Delaware limited liability company.

“Contractor Consent and Agreement” means the Contractor/Lender Agreement to be executed by Contractor in favor of Lender, in form and substance acceptable to Lender, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to it in Section 6.01(n).

“Debt Service Coverage Ratio” means, as of any determination date, the ratio of NOI as of such determination date to Annual Debt Service as of such determination date.

“Debt Yield” means, as of any determination date, the ratio of NOI to the Commitment.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Deed of Trust” means the Deed of Trust and Security Agreement (With Collateral Assignment of Rents) of even date herewith executed by Borrower to JACQUELINE P. YARDLEY, Trustee, for the benefit of Lender, as amended from time to time.

“Default” has the meaning assigned to it in Section 8.01 hereof.

“Developer” means Trinsic Residential Group LP, a Delaware limited partnership.

“Developer Fee” means the fee payable to Developer under the Development Agreement, subject to Section 2.10.

“Development Agreement” means that certain Development Agreement of even date herewith by and between Borrower and Developer, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

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“Developer Subordination Agreement” means the Developer/Lender Agreement to be executed by Developer in favor of Lender, in form and substance acceptable to Lender, as amended from time to time.

“Disclosure” has the meaning set forth in Section 2.03 hereof.

“dollars” or “$” refers to lawful money of the United States of America.

“Draw Package” has the meaning set forth in Section 2.03(b) hereof.

“Embargoed Person” has the meaning set forth in Section 6.01(o).

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Engineer” means Cates-Clark & Associates, LLP.

“Engineer’s Contract” means that certain agreement to be executed by and between Borrower and Engineer, subject to review and acceptance by Lender, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto or therefor.

“Engineer Consent and Agreement” means the Design Professional/Lender Agreement to be executed by Engineer in favor of Lender, in form and substance acceptable to Lender, as amended from time to time.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor in favor of Lender, as amended from time to time.

“Environmental Laws” means any local, state or federal law, rule (having the effect of law), regulation or order (having the effect of law) relating to the manufacture, storage, use, handling, discharge, transport, disposal, treatment or clean-up of hazardous or toxic substances or materials, including, without limitation, “CERCLA”, “RCRA”, or state superlien or environmental clean-up statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 3.08(c) hereof, bears interest at the applicable Eurodollar Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 3.08(c) hereof, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to the Loan or Commitment pursuant to a law in effect on the date on which Lender changes its lending office, except to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 3.12(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

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“Executive Order” has the meaning assigned to it in Section 6.01(o).

“Expected Completion Date” means the date that is twenty-four (24) months after the date of this Agreement, but in no event later than the Maturity Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Final Completion Date” means the date that is one hundred eighty (180) days after the Expected Completion Date, but in no event later than the Maturity Date.

“First Extended Maturity Date” has the meaning set forth in Section 3.15(a) hereof.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 3.08(c) hereof, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 3.08(c) hereof, bears interest at the Floating Rate.

“Floating Rate” means, for any day, a rate per annum equal to the CB Floating Rate for such day plus the Applicable Margin for such day.

“Force Majeure Causes” has the meaning set forth in Section 4.01(b) hereof.

“Foreign Assets Control Regulations” has the meaning assigned to it in Section 6.01(o).

“Form Lease” means the form of lease for the Improvements to be reviewed and approved by Lender.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain

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working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Akard Street Guaranty Company, L.L.C., a Delaware limited liability company.

“Guaranty” means the Guaranty of even date herewith executed by Guarantor in favor of Lender, as amended from time to time.

“Hard Costs” means costs for work, labor and materials required to demolish pre-existing structures on the Property and construct and complete the Improvements, including, without limitation, those items identified as “Hard Costs” on the Budget.

“Improvements” means the improvements contemplated by the Plans and Specifications.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Swap Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b) hereof.

“Initial Advance” means the first Advance made in accordance with the terms hereof after the Closing Advance.

“Initial Maturity Date” means November 30, 2015.

“Inspecting Professional” means AECC, Inc., or any successor thereto selected by Lender.

“Interest Balancing Deposit” has the meaning set forth in Section 2.05(b) hereof.

“Interest Election Request” means a request by Borrower to convert or continue an Advance in accordance with Section 3.04 hereof.

“Interest Payment Date” means the fifth (5th) day of each month.

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“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“IRS” means the United States Internal Revenue Service.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower or the Property or Improvements, including, without limitation, the ownership, division, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Lender” has the meaning set forth in the preamble.

“Lessee” means a tenant under a Lease.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an CBFR Advance, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Item Cost Savings” means the portion of any Budget line item which Borrower demonstrates to the satisfaction of Lender is unnecessary for full payment of the cost or expense covered by such Budget line item.

“Loan” means, any loan made by Lender pursuant to this Agreement (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Guaranty, the Environmental Indemnity Agreement, the Developer Subordination Agreement (upon execution), the Property Manager Subordination Agreement (upon execution), and any and all other documents now or hereafter executed

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 8

by Borrower, Guarantor or any other guarantor of the Obligations or any portion thereof evidencing, guarantying, securing or otherwise pertaining to the Obligations; provided, however, that Swap Agreements between Borrower and Lender or Affiliate of Lender shall not constitute Loan Documents.

“Loan Fee” has the meaning set forth in Section 3.07(a).

“Loan-to-Cost Ratio” means the ratio, expressed as a percentage, of (a) the Commitment to (b) the total amount of Project Costs.

“Loan-to-Value Ratio” means the ratio, expressed as a percentage, of (a) the Commitment to (b) the Appraised Value.

“Major Subcontract” means any subcontract relating to the construction of the Improvements to which Borrower or the Contractor is a party, which Lender reasonably determines is material to the Project with a minimum contract amount of $500,000.00, and any extension, renewal, modification, amendment, supplement or replacement thereto or therefor.

“Major Subcontractor” means any subcontractor, supplier and/or material supplier party to a Major Subcontract.

“Material Borrower Indebtedness” has the meaning set forth in Section 8.01(aa) hereof.

“Material Guarantor Indebtedness” has the meaning set forth in Section 8.01(x) hereof.

“Maturity Date” means the Initial Maturity Date as such date may be extended pursuant to Section 3.15 hereof.

“Maximum Rate” has the meaning set forth in Section 10.13 hereof.

“Mortgaged Property” means the Property, the Improvements and all other property of Borrower subject to a Lien or security interest granted by any of the Loan Documents.

“Net Casualty Proceeds” shall have the meaning set forth in Section 7.01(g)(ii) hereof.

“Net Condemnation Proceeds” shall have the meaning set forth in Section 7.02 hereof.

“NOI” means, as of any date of determination, the net operating income for the Mortgaged Property (before debt service) for the three (3) month period immediately preceding such date of determinations annualized, as reasonably determined by Lender based upon (a) gross rental payments and other normal income actually received from the Property and Improvements for the applicable period, (b) actual unreimbursed Operating Costs for such applicable period, and (c) the proportionate share of real estate taxes, insurance and other assessment expenses, incurred for such applicable period.

“Non-Interest Balancing Deposit” has the meaning set forth in Section 2.05(b) hereof.

“Note” means the Promissory Note executed by Borrower in favor of Lender, as amended from time to time.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower to Lender, or any indemnified party arising under the Loan Documents and (ii) all Swap Obligations under Swap Agreements, if any, with Lender or its Affiliates and (iii) all Banking Services Obligations.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 9

“Operating Costs” means the costs and expenses for the operation and maintenance of the Property and the Improvements.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning set forth in Section 10.04(c) hereof.

“Permits” means all permits, licenses, certificates and approvals now or hereafter issued to Borrower for the construction and operation of the Mortgaged Property.

“Permitted Encumbrances” means (a) Liens and security interests granted pursuant to the Loan Documents, (b) the items set forth on Schedule B of the Title Policy, (c) customary easements entered into by Borrower in connection with the development and operation of the Mortgaged Property which Lender has determined would have no material adverse effect on the use or value of the Mortgaged Property, (d) documents required to be recorded by applicable law which have no material adverse effect on the use or value of the Mortgaged Property, and (e) apartment leases executed in accordance with the terms of this Agreement.

“Permitted Indebtedness” means (a) the Obligations, (b) unsecured letters of credit or guarantees required by Governmental Authorities in connection with the construction of the Improvements, (c) trade debt incurred in the ordinary course of operation of the Mortgaged Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event that the outstanding principal balance of such debt shall not exceed at any one time one percent (1.0%) of the outstanding Obligations, (d) equipment leases entered into in the ordinary course of the operation of the Mortgaged Property and (e) apartment leases executed in accordance with the terms of this Agreement.

“Permitted Transfers” means any sale, transfer, assignment, conveyance, pledge or disposition of any ownership interests in Borrower or any direct or indirect owner of Borrower as long as following such sale, transfer, assignment, conveyance, pledge or disposition, one or more of Developer, Hunt Realty Investments, Inc., The Teacher Retirement System of Texas, CNL Lifestyle Properties, Inc., Global Growth Trust, Inc., Global Income Trust, Inc. and/or Affiliates of any of them Control(s) the actions of Borrower; provided however, any “Permitted Transfer” to an Affiliate will require Lender’s prior written approval.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Plans and Specifications” means the final plans and specifications and working drawings with respect to the Improvements accepted by Lender and all applicable Governmental Authorities, as modified and supplemented from time to time in accordance with the terms and provisions of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

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“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).

“Project” means the acquisition of the Property and development thereon of 316 Class A garden-style multifamily units.

“Project Costs” means all Hard Costs and Soft Costs.

“Project Documents” means the Development Agreement, the Property Management Agreement, and any other agreement relating to the ownership, financing, development or operation of the Improvements to which Borrower is a party or beneficiary, whether now existing or hereafter arising; provided, however, that Project Documents shall not include the Loan Documents, the Required Third Party Documents, any Swap Agreement, the Leases, the Architect’s Contract, the Engineer’s Contract, the Construction Contract or any subcontract relating to the construction of the Improvements.

“Property” has the meaning set forth in the Recitals.

“Property Management Agreement” means that certain Property Management Agreement by and between Borrower and Property Manager to be entered into prior to completion of the Project, subject to review and acceptance by Lender, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

“Property Manager” means Alliance Communities.

“Property Manager Subordination Agreement” means the Assignment of Management Agreement, Consent and Agreement of Manager to be executed by Property Manager in favor of Lender, in form and substance acceptable to Lender, as amended from time to time.

“Qualified Financial Institution” means a financial institution with a long term corporate debt rating of at least “A” from Standard and Poor’s Rating Group or a comparable rating by a rating agency acceptable to Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” has the meaning set forth in Section 4.15(a) hereof.

“Required Third Party Documents” means the Contractor Consent and Agreement, the Architect Consent and Agreement, and the Engineer Consent and Agreement.

“SFIP” has the meaning set forth in Section 7.01(a)(vi).

“Soft Costs” means those costs associated with the development, construction, marketing, leasing, operation and maintenance of the Improvements which are not Hard Costs, including, without limitation, the Developer Fee, leasing commissions, architectural and engineering fees, consultant fees, professional fees, marketing fees and expenses, real estate taxes, insurance costs, interest and financing fees and any other items identified as “Soft Costs” on the Budget.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stored Materials Schedule” has the meaning set forth in Section 2.08 hereof.

“Substantially Complete”, “Substantially Completed” or “Substantial Completion” means, with respect to the Improvements, that the Improvements (including all apartments and other interior space) and all related site improvements have been substantially completed (subject to customary punch-list items) in accordance with the Plans and Specifications (except for landscaping not completed due to seasonal conditions) and all applicable Legal Requirements in all material respects.

“Survey” has the meaning set forth in Section 2.02(b)(v) hereof.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” means Republic Title of Texas, Inc.

“Title Policy” means a Texas standard Lender’s Policy of Title Insurance in form and substance satisfactory to Lender issued by the Title Company in the amount of the Commitment insuring the Deed of Trust as a first priority lien on the Property and the Improvements, containing such endorsements and with such re-insurance as Lender may request, excepting only such items as shall be acceptable to Lender.

“Trading with the Enemy Act” has the meaning assigned to it in Section 6.01(o).

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or Eurodollar Loan.

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“Unmatured Default” means the occurrence of an event which with notice or lapse of time or both would constitute a Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

ARTICLE II

CONDITIONS TO DISBURSEMENT

2.01 Right to Advances. Generally. Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to Borrower from time to time in amounts not to exceed in the aggregate the amount of the Commitment. Borrower agrees to cause the proceeds of each Advance to be applied for the Project Costs specified in the applicable Draw Package and approved for disbursement, and for no other purposes. No Advance shall be applied by Borrower to reimburse itself for costs previously funded with or credited to Borrower’s Initial Equity Requirement or costs funded with any Balancing Deposit.

2.02 Conditions to Closing and Initial Advance. Borrower agrees that, in addition to all other conditions set forth herein, the making of the Initial Advance is conditioned upon the fulfillment of each of the following conditions:

(a) Loan Documents and Certain Third Party Documents. Lender shall have received on the date hereof (or on the date as specified below) the following documents fully executed and in form and substance satisfactory to Lender:

(i) The Note;

(ii) The Deed of Trust;

(iii) The Guaranty;

(iv) The Environmental Indemnity Agreement;

(v) The Contractor Consent and Agreement (attaching a copy of the Construction Contract) within thirty (30) days of the Closing Date;

(vi) The Architect Consent and Agreement (attaching a copy of the Architect’s Contract) within thirty (30) days of the Closing Date;

(vii) The Engineer’s Consent and Agreement (attaching a copy of the Engineer’s Contract) within thirty (30) days of the Closing Date;

(viii) The Developer Subordination Agreement (attaching a copy of the Development Agreement);

(ix) Borrower Financing Statement;

(x) The agreement of Borrower’s operating member to cause Borrower to comply with the provisions of Section 4.08 hereof; and

(xi) Lender’s Disbursement and Rate Management Signature Authorization and Instruction Form.

(b) Additional Closing Deliveries. Lender shall have received the following on the date hereof (or on the date as specified below) in form and substance satisfactory to Lender:

(i) An opinion or opinions from counsel for Borrower and Guarantor;

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(ii) Current UCC, tax and judgment searches made in such places as Lender may specify, covering Borrower and showing no filings relating to, or which could relate to, the Mortgaged Property other than those made hereunder;

(iii) Evidence of the insurance required under Section 7.01 hereof;

(iv) A commitment to issue the Title Policy, together with copies of all documentation evidencing exceptions raised therein;

(v) An ALTA/ACSM survey of the Property certified in a manner acceptable to Lender (the “Survey”);

(vi) A certificate of a secretary or assistant secretary of Borrower certifying as to (i) the operating agreement for Borrower, (ii) the authorizing resolution of Borrower, and (iii) incumbency and specimen signatures of signatories for Borrower, together with (w) a copy of the Certificate of Formation for Borrower, certified by the Delaware Secretary of State as of a recent date, (x) a copy of the Certificate of Authorization for Borrower, certified by the Texas Secretary of State as of a recent date, (y) certificate of existence and good standing as of a recent date for Borrower from the Delaware Secretary of State, and (z) certificates of existence and account status as of a recent date for Borrower from the Texas Secretary of State;

(vii) A certificate of a secretary or assistant secretary of Guarantor certifying as to (i) the operating agreement for Guarantor, (ii) the authorizing resolution of Guarantor, and (iii) incumbency and specimen signatures of signatories for Guarantor, together with (y) a copy of the Certificate of Formation for Guarantor, certified by the Delaware Secretary of State as of a recent date, and (z) certificate of existence and good standing as of a recent date for Guarantor from the Delaware Secretary of State;

(viii) A copy of the contract to purchase the Property and the related closing statement, certified as true, correct and complete by Borrower;

(ix) Evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency; and, if so, a flood notification form signed by Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to Lender

(x) An Appraisal showing the Loan-to-Value Ratio to be no more than sixty-six percent (66.0%);

(xi) A soils report with respect to the Property prepared by an engineer acceptable to Lender, and copies of all other inspection and test reports with respect to the Property made by or for Borrower;

(xii) An environmental report with respect to the Property prepared by an environmental consultant acceptable to Lender;

(xiii) Evidence indicating compliance by the Improvements with applicable zoning requirements (without requirement for a variance);

(xiv) The Architect’s Certificate within thirty (30) days of the Closing Date;

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(xv) Evidence that all utilities and municipal services required for the construction and operation of the Improvements are available at the Property within thirty (30) days of the Closing Date;

(xvi) The most recent available financial statements of Guarantor;

(xvii) Evidence satisfactory to Lender that the Loan-to-Cost Ratio is no more than seventy percent (70.0%);

(xviii) A Certification of Non-Foreign Status;

(xix) A signed IRS Form W-8 or W-9 as applicable; and

(xx) Such other information and documents as Lender may require.

(c) Construction Documents. Lender shall have received the following on or before the earlier to occur of (A) the date of the Initial Advance or (B) within thirty (30) days of the Closing Date in form and substance satisfactory to Lender:

(i) The Plans and Specifications;

(ii) A plan and cost review report from the Inspecting Professional;

(iii) The Construction Schedule;

(iv) Copies of all permits, certificates, licenses and approvals required under all applicable Legal Requirements for the construction of the Improvements, to the extent required and available as of such Initial Advance;

(v) A copy of the Construction Contract together with a schedule showing (A) all subcontracts awarded as of the date of the Initial Advance, including names, types of work, subcontract amounts and percentage retainage provided in said subcontracts, (B) the amount of general conditions and an estimate of value for each subcontract not awarded as of such date, and (C) a total overall schedule of values;

(vii) Evidence that seventy-five percent (75.0%) of the value of the work covered by the Construction Contract is covered by subcontracts approved by Lender;

(vi) Copies of such financial statements of the Contractor and each subcontractor as Lender may reasonably require, including balance sheets and profit and loss statements;

(vii) A copy of the standard form of subcontract to be used by the Contractor, which form shall not prohibit an assignment of the subcontract to Lender or require the subcontractor’s consent thereto and shall be used for all subcontracts;

(viii) A written statement from Borrower to Lender detailing any special requirements of the Denton County Fresh Water Supply District No. 1, the City of Lewisville or any other Governmental Authority with respect to the Project, known or contemplated by Borrower, which have been or will be imposed by the Denton County Fresh Water Supply District No. 1, the City of Lewisville or such other Governmental Authority as a condition to the approval of the Project, together with an explanation of the manner in which Borrower intends to comply with such requirements; and

(ix) Additional documents and information relating to the design and construction of the Improvements as required by Lender and consistent with the requirements set forth in this Section 2.02(c) and customarily required by construction lenders for projects similar to the Improvements.

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(d) Property Manager Subordination Agreement. Upon execution, Borrower shall promptly deliver to Lender the fully executed Property Manager Subordination Agreement (attaching a copy of the Property Management Agreement).

(e) Equity Investment. Lender shall have received on or before the date of the Initial Advance satisfactory evidence that Borrower has invested land and cash equity in the Mortgaged Property in an amount not less than Ten Million Four Hundred Seventy-Three Thousand Five Hundred Eleven and 00/100 Dollars ($10,473,511.00).

(f) Fees and Expenses. All fees and reimbursement of expenses due Lender shall be paid prior to or out of the Initial Advance.

2.03 Conditions to All Advances. Without limitation of any other provision of this Agreement, the making of each Advance is conditioned upon fulfillment of each of the following conditions:

(a) Borrowing Request. Lender shall have received a Borrowing Request in accordance with the provisions of Section 3.02 hereof.

(b) Draw Package. Lender shall have received the following in form and substance satisfactory to Lender (collectively, a “Draw Package”) at least ten (10) Business Days prior to the date of the requested Advance:

(i) a request for loan advance in the form approved by Lender;

(ii) a draw request certification from the Contractor covering the requested Advance in the form of AIA Form G702 and G703 or an equivalent form acceptable to Lender (with Contractor’s sworn statement and application for payment attached thereto);

(iii) to the extent required by Lender and to the extent required by the Title Company to deliver the endorsements required by Section 2.03(d) hereof, copies of partial lien waivers or releases of lien for all lienable work done and materials delivered;

(iv) a list of Soft Costs to be paid from the requested Advance, and copies of invoices for each item of Soft Costs;

(v) copies of the then current and pending change order and request for information logs, which shall be made available to the Inspecting Professional for review in accordance with Section 4.04;

(vi) to the extent not previously delivered to Lender, copies of all permits, certificates, licenses and approvals required under applicable Legal Requirements for the construction of the Improvements as of the date of the requested Advance and copies of all subcontracts; and

(vii) additional documentation reasonably requested by Lender.

(c) Inspecting Professional’s Report. Lender shall have received a report from the Inspecting Professional approving the subject Draw Package (including all Soft Costs).

(d) Title Endorsements. Lender shall have received a commitment from the Title Company to issue an endorsement to the Title Policy extending the coverage to include the date and the amount of the requested Advance, without exception for any matter not previously approved by Lender in writing and insuring over all mechanics’ and material suppliers’ liens arising (or which may arise) from work performed on the Improvements through the date of the applicable Contractor’s sworn statement. Lender shall have also received any endorsement required by Section 4.02(b) hereof.

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(e) Loans In Balance. The Loans shall be “in balance” as determined by Lender in accordance with Section 2.05 hereof.

(f) No Default or Unmatured Default. No Default or Unmatured Default shall have occurred and be continuing; provided, however, that the absence of an Unmatured Default which will be cured by the requested Advance shall not be a condition to such Advance.

(g) Representations and Warranties. The representations and warranties made hereunder or under any of the other Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Lender pursuant to or in connection with this Agreement, shall be true and correct in all material respects as of the applicable Borrowing Date except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct on and as of such specified date.

Each Draw Package submitted by Borrower shall constitute a representation and warranty by Borrower that, except as otherwise specifically disclosed in such Draw Package and labeled as a “Disclosure” (a “Disclosure”): (i) Borrower is in compliance with all of the conditions to the applicable Advance set forth in this Agreement, (ii) all representations and warranties made hereunder or under any of the Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Lender pursuant to or in connection with this Agreement, are true and correct in all material respects as of the applicable Borrowing Date except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct on and as of such specified date, and (iii) no Default or Unmatured Default (other than an Unmatured Default which will be cured by the subject Advance) exists as of the applicable Borrowing Date. If Lender elects to make an Advance notwithstanding matters which are the subject of a Disclosure, the waiver of such matters shall be effective for that Advance only, and such matters must be corrected before the next Advance. Notwithstanding anything herein to the contrary, Borrower shall be entitled to request (and Lender shall be obligated to make) no more than one (1) Advance in any calendar month; provided, however, that the Lender may make an additional Advance each calendar month to pay interest as provided in Section 2.06 hereof.

(h) Monthly Draws. Other than disbursements to pay the Initial Advance and to pay interest on the Loan, disbursements will not be made more frequently than monthly.

2.04 Loan Disbursements; Equity Draws.

(a) Loan Disbursements. Provided no Unmatured Default or Default exists, Advances shall be disbursed directly to Borrower. If an Unmatured Default or Default exists, Advances shall be disbursed, at Lender’s option: (a) directly to Borrower, (b) directly to Contractor, (c) jointly to Borrower and Contractor or any other contractor or subcontractor, (d) directly to Persons supplying labor, materials and services in connection with the Improvements, (e) jointly to Borrower and said Persons, or (f) any combination of the foregoing.

(b) Equity Draws. Borrower shall submit a Draw Package for each disbursement of Borrower’s Initial Equity Requirement to Lender at least ten (10) Business Days in advance of such disbursement as if such disbursement constituted an Advance.

2.05 Balancing.

(a) “In Balance” Determination. Advances shall only be made at such times as the Loans are “in balance”. The Loans shall be deemed to be “in balance” only at such times as Lender determines (i) that (A) amounts available for disbursement under the Loan Documents for Project Costs other than interest on the Loans together with (B) available undisbursed Non-Interest Balancing Deposits, will be sufficient (giving effect to the expected timing of availability) to complete and operate the Improvements in accordance with the requirements of this Agreement and pay all Project Costs other than interest on the Loans as and when expected to be incurred through the Initial Maturity Date, and (ii) that (A) the amount available for disbursement under the Loan Documents for interest on the Loans together with (B) available undisbursed Interest Balancing Deposits, will be sufficient to pay interest on the Loans through the Maturity Date.

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(b) Balancing Deposits. Within ten (10) days after written notice from Lender that the Loans are not “in balance,” and prior to any subsequent Advance, Borrower shall deposit sufficient funds with Lender to bring the Loans “in balance.” Any amounts so deposited will be held by Lender in an interest bearing account collaterally assigned to Lender, to secure the Obligations. Any amounts so deposited to correct a deficiency described in Section 2.05(a)(i) above (a “Non-Interest Balancing Deposit”) shall be disbursed for the payment of Project Costs (other than interest on the Loans) causing such deficiency before any additional Advances are made for such Project Costs. Any amounts so deposited to correct a deficiency described in Section 2.05(a)(ii) above (an “Interest Balancing Deposit”) shall be disbursed for the payment of interest on the Loans before any additional Advances are made therefor. Disbursements of Balancing Deposits shall be subject to the same conditions as would be applicable to an Advance hereunder. After payment in full of any Project Costs (other than interest on the Loans) causing any such deficiency, any remaining undisbursed Balancing Deposit shall be returned to Borrower. Upon the occurrence and during the continuance of a Default, Lender may apply all or any portion of any Balancing Deposit (including accrued interest thereon) to the payment of the Obligations or any Project Costs. In the event Lender makes a demand for a Balancing Deposit hereunder as a result of a casualty or condemnation, any insurance or condemnation proceeds held by Lender and available for disbursement for construction or reconstruction in accordance with Section 7.01(g) and Section 7.02 (as applicable) hereof shall be credited against the Balancing Deposit required to be made hereunder and shall be treated in the same manner as a Balancing Deposit.

2.06 Advances to Pay Interest. The portion of the Commitment allocated in the Budget for interest on the Loans shall be held by Lender as an unfunded interest reserve, and Borrower hereby authorizes the Lender to make Advances thereof to pay interest when due on the Loans. Such authorization is irrevocable and no further direction or authorization shall be required for Lender to make such Advances. Lender may make such Advances notwithstanding that a Default or Unmatured Default may have occurred under the terms of this Agreement or any other Loan Document. If funds are not available from the interest reserve to pay interest when due on the Loans, Borrower shall pay such interest from its own funds. Nothing in this provision shall prevent Borrower from paying interest on the Loans from its own funds. Cash flow from the Project must be used to pay interest on the Loan before any Advances are made to pay interest.

2.07 Budget.

(a) Borrower shall use the proceeds of the Loan to pay for the Project Costs for which the disbursement is made. All Project Costs shall be set forth in the approved Budget. Lender shall not be obligated to disburse more than the amount shown in the Budget for any item of Project Costs.

(b) From time to time, Borrower or Lender may determine that modifications are necessary in the Budget because of actual or anticipated changes in the Project Costs. If, after due consultation and consideration of the views of Borrower and supporting documentation, Borrower and Lender do not agree on the changes, Lender’s reasonable determination shall control. All references to the Budget shall mean the budget submitted pursuant to Article II, as modified from time to time pursuant to this Section

(c) Line Item Cost Savings from any Budget line item other than for interest on the Loan, shall be reallocated to the contingency line item and shall be available for costs in any other Budget line item.

(d) A portion of the funds allocated to the contingency line item in the Budget shall be available for Project Costs as follows: 25% of the contingency line item may be available until the Project reaches 25% completion, thereafter 50% of the contingency line item may be available until the Project reaches 50% completion, thereafter 75% of the contingency line item may be available until the Project reaches 75% completion, and thereafter the balance of the contingency line item shall be available for the Project Costs for completion of the Project.

2.08 Stored Materials Not Yet Incorporated. No Advance shall be made for materials not yet incorporated into the Improvements (whether stored on-site or off-site) except as provided for herein. Subject to Lender’s prior acceptance of a schedule of materials for which Advances will be sought prior to incorporation into the Improvements (the “Stored Materials Schedule”), Borrower shall be entitled to receive such Advances so long as: (i) the amount to be advanced on account thereof does not include the cost of incorporating such materials into

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the work; (ii) the materials are safely and suitably stored on-site (or off-site, as applicable) and insured for the full value thereof against theft, destruction or other casualty under insurance policies designating Lender as loss payee and additional insured as evidenced by insurance binders or endorsements satisfactory to Lender; (iii) immediately upon disbursement of the Advance thereof, Borrower will have absolute title to the stored materials as evidenced by appropriate bills of sale and payment receipts; (iv) to the extent required by Lender, the Inspecting Professional shall have verified that the materials to be so paid for comply with the Plans and Specifications and are of suitable quality for ultimate incorporation into the Improvements and are free from any apparent defect (with Borrower agreeing to pay for all reasonable travel expenses of the Inspecting Professional to view and inspect any such materials stored off-site); (v) to the extent required by Lender, all such off-site materials and components shall be physically segregated from the other assets of the vendor or placed in a bonded warehouse or similarly secured facility, (vi) Lender shall have a perfected security interest in the stored materials and Borrower shall provide evidence of the same to Lender (such as a filed UCC-1 Financing Statement), and (vii) all other conditions precedent to Advances as set forth in this Agreement are satisfied. Borrower shall be authorized to make a payment of up to $250,000.00 for delivery of apartment unit appliances in accordance with the foregoing provisions of this Section 2.08.

2.09 Hard Costs. Advances for Hard Costs shall be limited to the amount actually payable to the Contractor under the Construction Contract (including, without limitation, the provisions therein for the withholding and payment of retainage). Advances for the payment of retainage to the Contractor are subject to the provisions of Section 2.11.

2.10 Soft Costs. Advances for Soft Costs shall be limited to amounts then due under the applicable contract or otherwise then due and payable, on the basis of invoices, statements or other evidence thereof acceptable to Lender. Advances for fees payable under the Development Agreement and the Property Management Agreement shall be limited to amounts then due thereunder, without giving effect to any amendments or modifications thereto which have not been approved by Lender. The Development Fee in the amount of $1,015,931.00 shall be funded 25% upon the making of the Initial Advance, 65% shall be paid in eighteen (18) equal monthly installments thereafter, and 10% shall be paid upon completion of the Project.

2.11 Final Construction Advance; Release of Retainage. Advances for the payment of final construction costs and release of retainage to the Contractor shall not be made until Lender has received and approved all of the following:

(i) evidence of completion of the Improvements including: (A) the Certificate of Completion signed by the Architect, if requested by Lender and (B) a Certificate of Occupancy with respect to the Improvements issued by the governing authority of the Denton County Fresh Water Supply District No. 1 and/or the City of Lewisville, Texas (or such comparable evidence of Substantial Completion as shall then be issued by the Denton County Fresh Water Supply District No. 1 and/or the City of Lewisville, Texas);

(ii) a conditional lien waiver from the Contractor and each subcontractor followed by a final unconditional lien waiver as applicable;

(iii) evidence that all claims of lien that may have been recorded or notice thereof served on Lender have either been paid in full and released, or Borrower has posted or caused to be posted an appropriate surety bond or other assurances (including, without limitation, title insurance) to discharge or insure over the same;

(iv) such title insurance endorsements as Lender may require, including, without limitation, endorsements to the Title Policy insuring the Deed of Trust as a first lien upon the Mortgaged Property, excepting only such items as shall be permitted under the Loan Documents, and insuring over all mechanics’ and material suppliers’ liens arising (or which may arise) from the completion of the Improvements;

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(v) if requested by Lender, an ALTA/ACSM as-built survey or other satisfactory evidence (which includes an appropriate professional seal) showing that (A) the Improvements have been built in accordance with the Plans and Specifications and do not encroach on any easement or public or private right of way, (B) the Improvements have been constructed within the boundaries of the Property, and (C) the Improvements have been constructed within the setback lines as required by applicable zoning ordinances and do not encroach upon any other lot or property;

(vi) if requested by Lender, “as-built” Plans and Specifications of the Improvements, showing the final specifications of all Improvements;

(vii) if requested by Lender, a copy of the warranty book, together with all guaranties and maintenance agreements, on all Improvements;

(viii) satisfactory evidence of continuing insurance coverage in accordance with Section 7.01 hereof;

(ix) if requested by Lender, copies of all licenses, permits and agreements necessary for the use, operation and occupancy of the Project not previously delivered to Lender;

(x) if requested by Lender, executed AIA Form G704 (Certificate of Substantial Completion), executed AIA Form G706 (Contractor’s Affidavit of Payments of Debts and claims, AIA Form G706A (contractor’s Affidavit of Release of liens), AIA Form G707 (Consent of Surety of Final payment); and

(xi) if requested by Lender, a notice of completion duly recorded in the official Records of the County.

ARTICLE III

LOAN TERMS

3.01 Loans and Advances.

(a) Generally. All Advances of the Loans are subject to satisfaction of the conditions to disbursement contained in Article II of this Agreement, as well as the terms of this Article.

(b) Type. Subject to Section 3.09 hereof, (i) each Advance shall be comprised entirely of Floating Rate Loans or Eurodollar Loans as Borrower may request in accordance herewith, and shall bear interest at the applicable Floating Rate or Eurodollar Rate, respectively. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Advance Amounts. At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is not less than $500,000.00. Advances of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Advances outstanding.

(d) No Interest Period to Expire After Maturity Date. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Maturity Date.

3.02 Requests for Advances.

To request an Advance, Borrower shall notify Lender of such request by electronic communication as provided in Section 10.01 (a) in the case of a Eurodollar Advance, not later than 3:00 p.m.,

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Phoenix, Arizona time, three (3) Business Days before the date of the proposed Advance or (b) in the case of a Floating Rate Advance, not later than 3:00 p.m., Phoenix, Arizona time, one (1) Business Day before the date of the proposed Advance. Each such Borrowing Request shall be irrevocable, shall be in a form approved by Lender and .shall specify the following information in compliance with Section 3.01 hereof:

(i) the aggregate amount of the requested Advance;

(ii) the requested Borrowing Date of such Advance, which shall be a Business Day;

(iii) the Type of Advance requested; i.e., a Floating Rate Advance or a Eurodollar Advance; and

(iv) in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Advance is specified, then the requested Advance shall be a Floating Rate Advance. If no Interest Period is specified with respect to any requested Eurodollar Advance, then Borrower shall be deemed to have requested a Floating Rate Advance.

3.03 Funding of Advances.

Unless otherwise provided in Section 2.04 hereof, Lender shall make each Advance to be made by it hereunder on the proposed Borrowing Date by crediting an account of Borrower maintained with Lender and designated by Borrower in Lender’s Disbursement and Rate Management Signature Authorization and Instruction Form.

3.04 Interest Elections.

(a) Generally. Each Advance initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Advance, and the Loans comprising each such portion shall be considered a separate Advance.

(b) Interest Election Request. To make an election pursuant to this Section, Borrower shall notify Lender of such election by electronic communication as provided in Section 10.01 by the time that a Borrowing Request would be required under Section 3.02 hereof if Borrower were requesting an Advance of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form approved by Lender.

(c) Required Information. Each Interest Election Request shall specify the following information in compliance with Section 3.01 hereof:

(i) the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of Advance, i.e., a Floating Rate Advance or a Eurodollar Advance; and

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(iv) if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Type of Advance is specified in the Interest Election Request, or if any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then Borrower shall be deemed to have requested a Floating Rate Advance.

(d) Failure to Elect; Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to a Floating Rate Advance. Notwithstanding any contrary provision hereof, so long as a Default has occurred and is continuing: (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto.

3.05 Repayment of Loans; Evidence of Debt.

(a) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Loan and all unpaid accrued interest on the Maturity Date.

(b) Lender Accounting. Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder. The entries made in the accounting maintained pursuant to this Section 3.05(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(c) Note. The Loans made by Lender shall be evidenced by the Note.

3.06 Prepayment of Loans.

Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, subject to prior notice in accordance with this Section 3.06. Borrower shall notify Lender by electronic communication as provided in Section 10.01 of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., Phoenix, Arizona time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Advance, not later than 11:00 a.m., Phoenix, Arizona time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an Advance of the same Type as provided in Section 3.01 hereof. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other break funding payments required by Section 3.11 or other amounts required by Section 3.08 hereof.

3.07 Fees.

(a) Loan Fee. Borrower agrees to pay to Lender a loan fee in the amount of $183,286.44, due and payable upon the initial disbursement of the Loan.

(b) Fees Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

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3.08 Interest.

(a) Floating Rate Loans. The Loans comprising each Floating Rate Advance shall bear interest at the Floating Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Advance shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Advance.

(c) Default Rate. Notwithstanding the foregoing, to the extent permitted under applicable law, upon the occurrence of a Default, and after maturity, the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section.

(d) Payment of Accrued Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

3.09 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Advance, (a) Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period, or (b) Lender determines that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loans included in such Advance for such Interest Period, then Lender shall give notice thereof to Borrower by electronic communication as provided in Section 10.01 as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Advance, such Advance shall be made as a Floating Rate Advance.

3.10 Increased Costs.

(a) Increased Costs of Making or Maintaining Loans. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), (ii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or (iii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law

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(taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificate of Amounts Due. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Demand For Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.11 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 3.14 hereof, then, in any such event, Borrower shall pay to Lender an administrative fee of $250.00 and compensate Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.12 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.12), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Borrower shall pay prior to delinquency to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.12, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 24

(d) Indemnification by the Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) If at any time Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.12(e)(ii)(A) and (ii)(B) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) Lender shall deliver to Borrower, from time to time upon the reasonable request of Borrower, executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. Federal backup withholding tax; and

(B) if a payment made to Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this Section 3.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 25

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival; Defined Terms. Each party’s obligations under this Section 3.12 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 3.12, the term “applicable law” includes FATCA.

3.13 Payments Generally; Late Fee.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 3.10, 3.11 or 3.12, or otherwise) prior to 11:00 a.m., Phoenix, Arizona time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices at 201 North Central Avenue, Floor 14, Phoenix, Arizona 85004-0073 except that payments pursuant to Sections 3.10, 3.11, 3.12 and 10.03 hereof shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder, (ii) second, towards payment of interest then due hereunder, (iii) third, towards payment of principal then due hereunder, and (iv) fourth, towards payment of Swap Obligations then due; and (iv) fifth, towards payment of Banking Services then due. Notwithstanding the foregoing, Lender shall have the right to apply repayments and proceeds of collateral to the Obligations in any order, in its sole discretion.

(c) Late Fee. If any payment is not received by Lender within 10 days after its due date (whether as stated, by acceleration, or otherwise), Lender may assess and Borrower agrees to pay a late fee equal to the lesser of five percent (5%) of the past due amount or $1,500.00. Borrower shall pay the late fee upon demand by Lender. Such late fee is in addition to any other rights and remedies of Lender hereunder.

3.14 Mitigation of Increased Costs. If Lender requests compensation under Section 3.10 hereof, or if Borrower is required to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.12 hereof, then Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or 3.12 hereof, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

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3.15 Extension Options.

(a) First Extension Option. At the written request of Borrower made at least thirty (30) but not more than sixty (60) days prior to the Initial Maturity Date, the Maturity Date shall be extended to the one-year anniversary of the Initial Maturity Date (the “First Extended Maturity Date”) provided that the following conditions are satisfied:

(i) The Improvements are Substantially Complete on or before the Initial Maturity Date and Borrower has delivered to Lender a copy of the certificate of occupancy on or before the Initial Maturity Date;

(ii) Borrower has demonstrated to the satisfaction of Lender that, as of the Initial Maturity Date, the Debt Service Coverage Ratio is not less than 1.25:1.00;

(iii) Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal timely obtained by Lender) that, as of the Initial Maturity Date, the Loan-to-Value Ratio does not exceed sixty-five percent (65.0%);

(iv) On or before the Initial Maturity Date, Lender shall have received an extension fee in an amount equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan as of the Initial Maturity Date plus all unfunded amounts of the Commitment which Lender is still obligated to fund hereunder;

(v) No Default or Unmatured Default shall have occurred and be continuing on the Initial Maturity Date;

(vi) All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the Initial Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date; and

(vii) Lender has received satisfactory documentation evidencing the extension executed by Borrower and consented to by the Guarantor and Borrower shall have paid all of Lender’s costs and expenses in connection with such extension in accordance with Section 10.03.

(b) Second Extension Option. At the written request of Borrower made at least thirty (30) but not more than sixty (60) days prior to the First Extended Maturity Date, the Maturity Date shall be further extended to the one-year anniversary of the First Extended Maturity Date, provided that the following conditions are satisfied:

(i) The Maturity Date has previously been extended to the First Extended Maturity Date pursuant to the provisions of Section 3.15(a) hereof;

(ii) Borrower has demonstrated to the satisfaction of Lender that, as of the First Extended Maturity Date, the Debt Service Coverage Ratio is not less than 1.30:1.00;

(iii) Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal timely obtained by Lender) that, as of the First Extended Maturity Date, the Loan-to-Value Ratio does not exceed sixty-five percent (65.0%);

(iv) On or before the First Extended Maturity Date, Lender shall have received an extension fee in an amount equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan as of the First Extended Maturity Date plus all unfunded amounts of the Commitment which Lender is still obligated to fund hereunder;

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(v) No Default or Unmatured Default shall have occurred and be continuing on the First Extended Maturity Date;

(vi) All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the First Extended Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date; and

(vii) Lender has received satisfactory documentation evidencing the extension executed by Borrower and consented to by the Guarantor and Borrower shall have paid all of Lender’s costs and expenses in connection with such extension in accordance with Section 10.03.

(c) Amortization Payments During Extension Terms. In the event Borrower exercises the extension option described in Section 3.15 (b) hereof, Borrower shall thereafter make repayments of principal on the Loans on each Interest Payment Date in an amount equal to $22,762.20.

3.16 Reduction in Commitment.

(a) So long as the Loans remain “in balance” in accordance with Section 2.05 hereof, Borrower shall have the right at any time during the thirty (30) day period prior to the Initial Maturity Date or the First Extended Maturity Date, as applicable, to permanently reduce the Commitment by the amount necessary to satisfy the conditions to extension set forth in clauses (iii) or (iv) of Section 3.15(a) or Section 3.15(b) hereof, as applicable, by furnishing written notice to Lender of such election. In the event of any such election to reduce the Commitment, Lender shall determine if the Loans are “in balance” in accordance with Section 2.05 hereof. If the Loans are “in balance,” Lender shall so notify Borrower and Lender’s Commitment shall automatically be reduced by the reduction requested by Borrower. If the Loans are not “in balance”, no such reduction in the Commitments shall occur.

(b) So long as the Loans remain “in balance” in accordance with Section 2.05 hereof, Borrower shall have the right at any time to permanently reduce the Commitment by the amount necessary to satisfy the minimum Debt Yield test in the Guaranty, by furnishing written notice to Lender of such election. In the event of any such election to reduce the Commitment, Lender shall determine if the Loans are “in balance” in accordance with Section 2.05 hereof. If the Loans are “in balance,” Lender shall so notify Borrower and Lender’s Commitment shall automatically be reduced by the reduction requested by Borrower. If the Loans are not “in balance”, no such reduction in the Commitments shall occur.

ARTICLE IV

CONSTRUCTION OF IMPROVEMENTS; GENERAL COVENANTS

4.01 Acceptance of Construction Documents; Completion of Construction.

(a) Acceptance of Construction Documents. Lender’s acceptance of the Plans and Specifications, the Architect’s Contract, the Construction Contract, the Engineer’s Contract, subcontracts and other construction documents (including Lender’s acceptance of any modifications thereof and any Person providing work, labor or services pursuant thereto) shall not be deemed in any respect a representation or warranty, express or implied, that the Improvements will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and Lender shall have no duty to inform Borrower of Lender’s assessment of any such construction document.

(b) Completion of Construction. Borrower shall use commercially diligent efforts to cause the Improvements to be Substantially Completed on or before the Expected Completion Date; provided, however, that the time within which the Improvements must be Substantially Completed may be extended for a period equal to the period of delays caused by fire, earthquake, unusual weather conditions or other acts of God, acts of public enemies, riot, insurrection, governmental regulation of the sale of materials and supplies or the transportation thereof, strikes directly affecting the work of construction, shortages of material or labor resulting directly from general market shortages, governmental control or diversion and other causes beyond Borrower’s reasonable control other than shortage of funds (collectively, “Force Majeure Causes”), but in no event may the time for Substantial Completion of the Improvements extend beyond the Final Completion Date.

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4.02 Construction Progress.

(a) Material Changes in Plans and Specifications. There shall be no material change in the Plans and Specifications without the prior consent of Lender. A material change for purposes hereof shall be any change (whether such change increases or decreases the total cost of the Improvements), which (i) involves a cost of more than (A) for any single item, Three Hundred Thousand and 00/100 Dollars ($300,000.00) or (B) for all such items (without netting cost increases against cost savings), One Million and 00/100 Dollars ($1,000,000.00), (ii) impairs the structural integrity or the configuration of the Improvements, (iii) substantially changes the architectural appearance of the Improvements or (iv) results in a violation of any applicable Legal Requirement. Changes shall be submitted to Lender for consent on a form acceptable to Lender which shall be accompanied by a copy of the Plans and Specifications applicable to the changes. All changes in the Plans and Specifications must, prior to being effective, be duly approved by all other Persons required by Lender. Lender’s consent to any change in the Plans and Specifications may be conditioned upon Borrower’s compliance with a demand for a Balancing Deposit pursuant to Section 2.05 hereof.

(b) Foundation Survey and Endorsement. To the extent required by Lender, within thirty (30) days after completion of the construction of the foundation of the Improvements, and as a condition precedent to any further Advances, Borrower shall deliver or cause to be delivered to Lender an update to the Survey showing the location of such foundation and an endorsement to the Title Policy insuring that such foundation is within the boundary lines of the Property, does not violate any applicable covenants, conditions, restrictions or agreements affecting the Property, and does not encroach upon any easements or rights of way affecting the Property or any portion thereof.

(c) Title Policy Endorsements. Within thirty (30) days after Substantial Completion of the Improvements, Borrower shall deliver to Lender (a) a Zoning Endorsement (with parking and loading) to the Title Policy with respect to the Improvements, and (b) a date down to the Comprehensive Endorsement and Location – Accuracy of Survey Endorsement to the Title Policy with respect to the Improvements.

4.03 Purchase of Materials Under Conditional Sales Contract. No materials, equipment, fixtures or any other part of the Mortgaged Property shall be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the work of construction, unless consented to by Lender in writing.

4.04 Inspection; Inspecting Professional.

(a) Inspections. Lender, through its officers, agents and employees, shall have the right at all reasonable times, on reasonable prior notice and at Lender’s sole risk (i) to enter upon the Mortgaged Property and inspect the work of construction; and (ii) to examine the books, records, accounting data and other documents pertaining to the Mortgaged Property. Borrower will cooperate with Lender and Lender’s representatives and consultants.

(b) Inspecting Professional. In furtherance of Lender’s rights hereunder, Lender may, at its option, require a monthly inspection of the Mortgaged Property by the Inspecting Professional during the construction of the Improvements at Borrower’s expense. Without limitation of the provisions of Section 4.04(a) hereof, Borrower shall provide the Inspecting Professional with copies of any testing reports received by Borrower with respect to the Mortgaged Property promptly upon Borrower’s receipt thereof.

(c) Exculpation. It is expressly understood and agreed that Lender is under no duty to supervise or to inspect the work of construction, and that any such inspection by or on behalf of Lender is for the sole purpose of protecting the interests of Lender with respect to the Mortgaged Property. Failure to inspect the work or any part thereof shall not constitute a waiver of any of Lender’s rights hereunder. Inspection not followed

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by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Plans and Specifications or applicable Legal Requirements or that the construction is free from defective materials or workmanship. It is further understood and agreed that any consents or approvals of Lender hereunder are for the sole purpose of protecting the interests of Lender under the Loan Documents and Borrower shall have no right to rely on such approvals for Borrower’s purposes.

(d) Authority of Inspecting Professional. Borrower acknowledges that (i) Inspecting Professional has been retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Improvements, (ii) Inspecting Professional shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Lender and any such purported decision, approval, consent, act or thing by Inspecting Professional on behalf of Lender shall be void and of no force or effect, (iii) notwithstanding the recommendations of Inspecting Professional, Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by Inspecting Professional to Lender or any other Person with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by Inspecting Professional to Lender or any other Person, and (v) Lender reserves the right in its sole and absolute discretion to replace Inspecting Professional with another inspecting professional at any time and without prior notice to or approval by Borrower. Borrower shall have no right to receive copies of any written reports by Inspecting Professional, but in the event Lender does make such information or portions thereof available to Borrower, Borrower shall rely thereon at its own risk.

(e) Performance by Inspecting Professional. Lender shall exercise commercially reasonable efforts to cause the Inspecting Professional to deliver its report on any Draw Package in a timely manner so as to facilitate the disbursement of the Advance requested therein no later than ten (10) Business Days after Borrower’s delivery to Lender of such Draw Package.

4.05 Right to Post Signs; Publicity. On Lender’s request, Borrower will allow Lender to share signage on the Mortgaged Property for the purpose of identifying Lender as the bank for the construction financing for the Improvements. The form of such signage shall be subject to the prior approval of Borrower, such approval not to be unreasonably withheld or delayed. Borrower shall permit Lender to publicize its involvement in the construction financing for the Improvements with Borrower’s prior written approval (not to be unreasonably withheld or delayed).

4.06 Liens, Taxes, and Governmental Claims.

(a) Liens. Borrower shall pay, satisfy and obtain the release of all other claims and Liens affecting or purporting to affect the title to, or which may be or appear to be Liens on, the Mortgaged Property or any part thereof (other than the Permitted Encumbrances), and all costs, charges, interest and penalties on account thereof, including without limitation the claims of all Persons supplying labor or materials to the Mortgaged Property, and to give Lender, upon demand, evidence satisfactory to Lender of the payment, satisfaction or release thereof. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any claims or Liens which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that Borrower complies with the provisions of Section 4.06(c) hereof.

(b) Taxes. Borrower agrees to pay or cause to be paid, prior to the date they would become delinquent if not paid, any and all taxes, assessments and governmental charges whatsoever levied upon or assessed or charged against the Mortgaged Property, including all water and sewer taxes, assessments and other charges, fines, impositions and rents, if any. If requested by Lender, Borrower shall give to Lender a receipt or receipts, or certified copies thereof, evidencing every such payment by Borrower, not later than forty-five (45) days after such payment is made. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any

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taxes, assessments or governmental charges which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that applicable law allows non-payment thereof during the pendency of such contest, and provided further that Borrower complies with the provisions of Section 4.06(c) hereof.

(c) Contest. Borrower shall not be required to pay any taxes, claims or governmental charges, or claims, or Liens being contested in accordance with the provisions of Section 4.06(a) or (b) hereof, as the case may be, so long as (i) Borrower diligently prosecutes such dispute or contest to a prompt determination in a manner not prejudicial to Lender and promptly pays all amounts ultimately determined to be owing, and (ii) Borrower provides security for the payment of such tax, assessment or governmental charge, or claim, or Lien (together with interest and penalties relating thereto) in an amount and in form and substance satisfactory to Lender. If Borrower shall fail to pay any such amounts ultimately determined to be owing or to proceed diligently to prosecute such dispute or contest as provided herein, then, upon the expiration of ten (10) days after written notice to Borrower by Lender of Lender’s determination thereof, in addition to any other right or remedy of Lender, Lender may, but shall not be obligated to, discharge the same, and the cost thereof shall be reimbursed by Borrower to Lender. The payment by Lender of any delinquent tax, assessment or governmental charge, or any claim, or Lien which Lender in good faith believes might be prior hereto, shall be conclusive between the parties as to the legality and amount so paid, and Lender shall be subrogated to all rights, equities and liens discharged by any such expenditure to the fullest extent permitted by law.

4.07 Leases. All apartment unit Leases shall be on market terms and substantially in the form of the Form Lease.

(a) Affirmative Covenants. Borrower shall (i) duly and punctually observe, perform and discharge in all material respects the obligations, terms, covenants, conditions and warranties of Borrower as landlord under the Leases, (ii) give prompt notice to Lender of any failure on the part of Borrower to observe, perform and discharge the same or of any written claim made by any Lessee of any such failure by Borrower, (iii) enforce the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Lessee or any guarantor, (iv) appear in and defend any action or proceeding arising under, occurring out of or in any manner connected with the Leases or the obligations, duties or liabilities of Borrower and any Lessee thereunder, do so in the name and on behalf of Lender upon request by Lender, but at the expense of Borrower, and pay all costs and expenses of Lender, including reasonable attorneys’ fees and disbursements, in any action or proceeding in which Lender may appear, (v) at the request of Lender, in confirmation of the assignment and transfer contemplated by the Deed of Trust, execute and deliver to Lender assignments and transfers of all future Leases upon the same terms and conditions as contained in the Deed of Trust, and (vi) make, execute and deliver to Lender upon demand and at any time or times, any and all assignments and other documents and instruments which Lender may deem advisable to carry out the true purposes and intent of the assignment set forth in the Deed of Trust.

(b) Negative Covenants. Unless Borrower first obtains the written consent of Lender, Borrower shall not (i) enter into any Lease of any part of the Mortgaged Property unless such Lease constitutes an Approved Lease, (ii) receive or collect any Rents from any Lessee for a period of more than one month in advance of its due date, (iii) further pledge, transfer, mortgage or otherwise encumber or assign future payments of Rents, or (iv) waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Lessee under any Lease of and from any material obligations, covenants, conditions and agreements to be kept, observed and performed by such Lessee, including the obligation to pay Rents thereunder, in the manner and at the time and place specified therein.

4.08 Operations of Borrower.

(a) Without limitation of any other provisions of this Agreement or any other Loan Document, Borrower hereby represents, warrants, covenants and agrees that it has not and shall not:

(i) engage in any business or activity other than the acquisition, development, construction, ownership, leasing, operation and maintenance of the Mortgaged Property, and activities incidental thereto;

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(ii) acquire or own any material asset other than the Property, the Improvements, and such incidental personal property as may be necessary for the construction and operation of the Improvements;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the prior written consent of Lender;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s organizational documents;

(v) own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender;

(vi) commingle its assets with the assets of any of its partner(s), members, shareholders, Affiliates, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;

(vii) incur any Indebtedness other than Permitted Indebtedness;

(viii) allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and Affiliates of Borrower, the affiliates of a shareholder, partner or member of Borrower, and any other Person or fail to prepare and maintain its own financial statements in accordance with federal income tax basis of accounting procedures consistently applied and susceptible to audit, or if such financial statements are consolidated, fail to cause such financial statements to contain footnotes disclosing that the Mortgaged Property is actually owned by Borrower;

(x) enter into any contract or agreement with any shareholder, partner, member, principal or Affiliate of Borrower, any Guarantor or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or Affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or Affiliate thereof;

(xi) seek dissolution or winding up, in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower;

(xiii) hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of Borrower (except pursuant to the Loan Documents);

(xiv) make any loans or advances to any third party, including any shareholder, partner, member, principal or Affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof;

(xv) fail to file its own tax returns;

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(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any Person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the Indebtedness of any third party (including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof);

(xvii) fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(xviii) allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(xix) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xx) file a voluntary petition or otherwise initiate proceedings seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws, for Borrower or any general partner, manager or managing member of Borrower, or consent to the institution of, or fail to contest in a timely and appropriate manner, and proceeding or petition under Debtor Relief Laws against Borrower or any general partner, manager or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of Borrower or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any general partner, manager or managing member of Borrower or of all or any substantial part of the properties and assets of Borrower or any general partner, manager or managing member of Borrower, or make any general assignment for the benefit of creditors of Borrower or any general partner, manager or managing member of Borrower, or admit in writing the inability of Borrower or any general partner, manager or managing member of Borrower to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any general partner, manager or managing member of Borrower debt or take any action in furtherance of any such action; or

(xxi) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

The foregoing provisions of this Section 4.08 shall not operate to prohibit Borrower from entering into Swap Agreements otherwise permitted under this Agreement.

4.09 Appraisals. Lender shall have the right to order new Appraisals of the Mortgaged Property from time to time. Each Appraisal is subject to review and approval by Lender. Borrower agrees upon demand to pay to Lender the cost and expense for such Appraisals and a fee for Lender’s review of each Appraisal. Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal per year, unless the Appraisal is ordered after the occurrence of a Default which remains uncured or is required by Legal Requirement or is required in connection with Borrower’s exercise of an extension option pursuant to Section 3.15.

4.10 Operating and Reserve Accounts. Borrower shall maintain all operating and reserve accounts for the Mortgaged Property with Lender, and such accounts shall be pledged to Lender to secure the Obligations.

4.11 Prohibited Distributions. After the occurrence and during the continuation of a Default or Unmatured Default, Borrower shall not make any dividend or distribution to its members, or make any other payment to Persons holding a direct or indirect ownership interest in Borrower or engage in any transaction that has a substantially similar effect; provided, however, that no such dividend, distribution or payment shall be permitted if the Loans are not “in balance” pursuant to Section 2.05(a) hereof or after the occurrence and during the continuance of a Default.

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4.12 Borrower’s Right to Contest Legal Requirements. Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Default or Unmatured Default shall occur hereunder as a result of the failure of Borrower or the Property or Improvements to comply with any Legal Requirement, including, without limitation, Environmental Laws, so long as the following conditions are satisfied:

(a) Borrower is contesting the applicability of such Legal Requirement to Borrower or the Property or Improvements in good faith and has so notified Lender;

(b) Borrower has properly commenced and is diligently pursuing such contest;

(c) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially impair Borrower’s ability to Substantially Complete the Improvements by the Final Completion Date;

(d) Borrower demonstrates to Lender’s satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter likely to be necessary;

(e) Lender is not at risk for any material liability due to Borrower’s non-compliance with such Legal Requirement; and

(f) Borrower’s non-compliance with such Legal Requirement will not result in a Lien or charge on the Property or the Improvements, the enforcement of which is not stayed by such contest or insured over to the satisfaction of Lender.

4.13 Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

4.14 Financial Information and Other Deliveries.

(a) Borrower.

(i) Within forty-five (45) days after the end of each of Borrower’s fiscal quarters, Borrower shall deliver to Lender (i) an operating statement (showing actual to budgeted results) and a lease status report (including a rent roll) for the Property and Improvements, each dated as of the last day of such fiscal quarter, and (ii) financial statements for Borrower, each dated as of the last day of such fiscal quarter, in form and substance reasonably satisfactory to Lender and certified by a representative of the Borrower; provided, however, that Borrower shall not be required to deliver operating statement until the commencement of operations in the Improvements.

(ii) Within sixty (60) days after the end of each of Borrower’s fiscal years, Borrower shall deliver to Lender financial statements dated as of the last day of such fiscal year, in form and substance reasonably satisfactory to Lender and certified by the chief financial officer or other authorized officer of Borrower.

(iii) Borrower shall promptly deliver to Lender written notice of (i) the occurrence of any Default or Unmatured Default or the occurrence of an event which would make representation or warranty contained herein untrue or misleading in any material respect as of the date of such event, or (ii) the occurrence of any Force Majeure Cause.

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(iv) Borrower shall deliver to Lender such other information and materials with respect to Borrower, the Mortgaged Property, the Project, the Guarantor, or compliance with the terms of this Agreement, as Lender may reasonably request.

(b) Guarantor.

(i) Within forty-five (45) days after the end of each of Guarantor’s fiscal quarters, Borrower shall deliver to Lender financial statements including a schedule of contingent liabilities for Guarantor, each dated as of the last day of such fiscal quarter, in form and substance reasonably satisfactory to Lender and certified by the director of finance or other authorized officer of Guarantor;

(ii) Within sixty (60) days after the end of each of Guarantor’s fiscal years, Borrower shall deliver to Lender financial statements including a schedule of contingent liabilities a balance sheet, income statement, cash flow statement and schedule of contingent liabilities for Guarantor, each dated as of the last day of such fiscal year, in form and substance reasonably satisfactory to Lender and certified by the chief financial officer of Guarantor.

(iii) Borrower shall deliver to Lender such other information and materials with respect to Guarantor as Lender shall request.

4.15 Intentionally Deleted.

4.16 ERISA.

(a) Plan Assets; Compliance; No Material Liability. Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b) Transfer of Interests. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or any portion of the Mortgaged Property or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document or any portion of the Mortgaged Property to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Lender a legal opinion satisfactory to Lender that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in the Mortgaged Property, or assets of Borrower or Guarantor being Plan Assets.

(c) Indemnity. Borrower hereby agrees to indemnify Lender, its Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 6.01(i) hereof or a breach of the provisions set forth in this Section 4.16. The obligations of Borrower under this Section 4.16 shall survive the termination of this Agreement.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 35

ARTICLE V

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

5.01 Construction Contracts.

(a) Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers, sets over and grants to Lender, a security interest in, all of its right, title and interest in and to the Construction Contract, the Engineer’s Contract and the Architect’s Contract, whether now owned or hereafter acquired.

(b) Performance; No Advance Payments; Enforcement. Borrower shall perform and observe in a timely manner each and all material covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Construction Contract, the Engineer’s Contract and the Architect’s Contract. Borrower shall not make any advance payments of amounts owing under the Construction Contract, the Engineer’s Contract or the Architect’s Contract. Borrower shall not waive, excuse, condone or in any manner release or discharge Contractor, Engineer or Architect from any material covenants, conditions, obligations or agreements to be performed or observed by Contractor, Engineer or Architect, but shall, at its sole cost and expense, enforce and secure the performance of all material covenants, conditions, obligations and agreements to be performed or observed by Contractor, Engineer or Architect or related to the Construction Contract, the Engineer’s Contract or the Architect’s Contract. Notwithstanding the foregoing, Borrower shall have the right to (i) modify the Construction Contract to reflect changes in the Plans and Specifications (and the resulting changes in total cost to construct the Improvements) to the extent such changes are permitted hereunder, and (ii) terminate the Construction Contract, the Engineer’s Contract or the Architect’s Contract in the event of a default thereunder (other than a default by Borrower), provided that any replacement for the Contractor shall be approved by Lender.

(c) Remedies Upon Default. Upon the occurrence and during the continuance of a Default, Lender shall have the right but not the obligation, and Borrower hereby authorizes Lender to take over and complete construction of the Improvements, to enforce Borrower’s rights under the Construction Contract, the Engineer’s Contract and the Architect’s Contract and to receive the performance of Contractor, Engineer and Architect thereunder.

(d) Notices of Default. Borrower shall send to Lender any written notice of default or breach of or under the Construction Contract, the Engineer’s Contract or the Architect’s Contract that Borrower either sends to (such notice to Lender to be sent simultaneously therewith) or receives from (such notice to Lender to be sent immediately upon receipt by Borrower thereof) Contractor, Engineer or Architect.

(e) Power of Attorney. Effective upon the occurrence and during the continuance of a Default, Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Construction Contract, the Engineer’s Contract and the Architect’s Contract, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Lender with the same force and effect as if Borrower had performed such acts.

(f) License. Provided no Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Construction Contract, the Engineer’s Contract and the Architect’s Contract. The license granted hereby shall be revoked at Lender’s option upon written notice from Lender to Borrower after the occurrence and during the continuance of a Default.

(g) No Assumption of Liability. Lender does not hereby assume any of Borrower’s obligations or duties under the Construction Contract, the Engineer’s Contract or the Architect’s Contract, including, without limitation, the obligation to pay for services rendered or materials supplied thereunder.

(h) Validity and Enforceability of Contracts. Borrower represents and warrants that, to Borrower’s actual knowledge, the Construction Contract, the Engineer’s Contract and the Architect’s Contract are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force

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and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder. Borrower represents and warrants that it has full power, right and authority to execute and enter into the Construction Contract, the Engineer’s Contract and the Architect’s Contract.

(i) No Prior Conveyance or Limiting Actions. Borrower represents and warrants that it has not previously conveyed, transferred or assigned the Construction Contract, the Engineer’s Contract or the Architect’s Contract or any right, title or interest therein and has not executed any other instrument which might prevent or limit Lender from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

(j) No Amendments. Borrower shall not alter, amend or change in any material respect, or terminate or cancel, the Construction Contract, the Engineer’s Contract or the Architect’s Contract, without obtaining Lender’s prior written consent. Notwithstanding the foregoing, Borrower shall have the right to (i) modify the Construction Contract to reflect changes in the Plans and Specifications (and the resulting changes in total cost to construct the Improvements) to the extent such changes are permitted hereunder, and (ii) terminate the Construction Contract, the Engineer’s Contract or the Architect’s Contract in the event of a default thereunder (other than a default by Borrower), provided that any replacement for the Contractor shall be approved by Lender.

5.02 Plans and Specifications and Permits.

(a) Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Lender, a security interest in, all of Borrower’s right, title and interest in and to the Plans and Specifications and all Permits.

(b) Remedies Upon Default. Upon the occurrence and during the continuance of a Default, Lender shall have the right but not the obligation, and Borrower hereby authorizes Lender, to enforce Borrower’s rights with respect to the Plans and Specifications and the Permits.

(c) Power of Attorney. Effective upon the occurrence and during the continuance of a Default, Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Plans and Specifications and the Permits, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Lender with the same force and effect as if Borrower had performed such acts.

(d) License. Provided no Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights with respect to the Plans and Specifications and the Permits. The license granted hereby shall be revoked at Lender’s option upon written notice from Lender to Borrower after the occurrence and during the continuance of a Default.

(e) No Assumption of Liabilities. Lender does not hereby assume any of Borrower’s obligations or duties with respect to the Plans and Specifications or the Permits, including, without limitation, the obligation to pay for the preparation or issuance thereof.

(f) No Prior Conveyance or Limiting Action. Borrower represents and warrants that it has not previously conveyed, transferred or assigned the Plans and Specifications or the Permits or any right, title or interest therein and has not executed any other instrument which might prevent or limit Lender from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

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5.03 Project Documents and Swap Agreements.

(a) Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Lender, a security interest in, all of its right, title and interest in and to the Project Documents and any Swap Agreements.

(b) Performance; Enforcement. Borrower shall perform and observe in a timely manner all material covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Project Documents and any Swap Agreements. Borrower shall not waive, excuse, condone or in any manner release or discharge any party to a Project Document or any Swap Agreement from any material covenants, conditions, obligations or agreements to be performed or observed by such party under such Project Document or Swap Agreement, as applicable, but shall, at its sole cost and expense, enforce and secure the performance of all material covenants, conditions, obligations and agreements to be observed by all parties under the Project Documents and any Swap Agreements.

(c) Remedies Upon Default. Upon the occurrence and during the continuance of a Default, Lender shall have the right but not the obligation, and Borrower hereby authorizes Lender to enforce Borrower’s rights under the Project Documents and any Swap Agreements and to receive the performance of any other Person that is a party to the Project Documents and any Swap Agreements.

(d) Notices of Default. Borrower shall send to Lender any written notice of default or breach of or under the Project Documents or any Swap Agreements that Borrower sends to (such notice to Lender to be sent simultaneously therewith) or receives from (such notice to Lender to be sent immediately upon receipt by Borrower thereof) any Person that is a party to any Project Document or Swap Agreement.

(e) Power of Attorney. Effective upon the occurrence and during the continuance of a Default, Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Project Documents and any Swap Agreements, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Lender with the same force and effect as if Borrower had performed such acts.

(f) License. Provided no Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Project Documents and any Swap Agreements. The license granted hereby shall be revoked at Lender’s option upon written notice from Lender to Borrower after the occurrence and during the continuance of a Default.

(g) No Assumption of Liability. Lender does not hereby assume any of Borrower’s obligations or duties under the Project Documents or any Swap Agreements, including, without limitation, the obligation to pay for services rendered thereunder.

(h) Validity and Enforceability of Project Documents and Swap Agreements. Borrower represents and warrants that, to Borrower’s actual knowledge, the Project Documents and any Swap Agreements are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower. Borrower represents and warrants that it has full power, right and authority to execute and enter into the Project Documents and any Swap Agreements.

(i) No Prior Conveyance or Limiting Actions. Borrower represents and warrants that it has not previously conveyed, transferred or assigned the Project Documents or any Swap Agreements or any right, title or interest therein and has not executed any other instrument which might prevent or limit Lender from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

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(j) Execution and Amendment of Project Documents. Borrower represents and warrants that, as of the date hereof, the only Project Documents in existence is the Development Agreement. Borrower shall not enter into any other Project Document or Swap Agreement, or alter, amend or change in any material respect, or terminate or cancel, any Project Document or Swap Agreement, in each case without obtaining Lender’s prior written consent. Lender may require, as a condition to its approval of a Project Document or Swap Agreement, the execution by the contracting party of an agreement, in form and substance acceptable to Lender, whereby said contracting party (i) acknowledges the provisions of this Section 5.03, (ii) subordinates its claims against Borrower to payment in full of the Obligations and to the rights of Lender under the Loan Documents and (iii) agrees that upon the occurrence and during the continuance of a Default, Lender has the right (but not the obligation) to terminate the subject Project Document.

5.04 Reassignment. Upon the indefeasible payment by Borrower in full of all of the Obligations and termination of the Commitment, all of Lender’s interest in the Construction Contract, the Engineer’s Contract, the Architect’s Contract, the Plans and Specifications, the Permits and the Material Agreements shall automatically be deemed reassigned to Borrower (or terminated if so requested by Borrower) and Lender shall have no further interest therein. Upon written request from Borrower, Lender shall, at Borrower’s expense, execute such documentation as is reasonably necessary to reassign or terminate such interest without recourse to Lender.

5.05 Additional Instruments. At Lender’s request, Borrower shall execute and deliver to Lender any and all assignments and other documents and instruments reasonably necessary to confirm the collateral assignments contemplated by this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties. As a material inducement to Lender to enter into this Agreement, and as an express condition to each Advance made hereunder, Borrower hereby represents and warrants, as follows:

(a) Existence; Power and Authority. Borrower is a limited liability company duly formed and validly existing in the State of Delaware and in good standing under the laws of the States of Delaware and Texas, with requisite power and authority to (i) incur the Obligations, and (ii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

(b) Authorization; No Conflict. Borrower’s execution and delivery to Lender of this Agreement and the other Loan Documents and the full and complete performance of the provisions thereof (i) are authorized by Borrower’s operating agreement; (ii) have been duly authorized by all requisite member actions; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over Borrower or any of the Mortgaged Property; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any Lien, (other than those contained in any of the Loan Documents) upon any property or assets of Borrower under any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower or any of the Mortgaged Property is bound.

(c) Title. Borrower is the sole legal and beneficial owner of the Mortgaged Property free and clear of all Liens other than the Permitted Encumbrances.

(d) Financial Statements. Any and all balance sheets, statements of income or loss, and financial statements heretofore furnished to Lender with respect to Borrower and Guarantor are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof, and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent thereof. Neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are reasonably likely to result in a material adverse effect on the Mortgaged Property or the development, construction or operation of the Improvements as contemplated by the Loan Documents or on the financial condition of Borrower or Guarantor or their respective abilities to perform their obligations under the Loan Documents and the Project Documents.

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(e) Litigation. There are no actions, suits or other legal proceedings pending, or to the current actual knowledge of Borrower, threatened, against or affecting Borrower, the Mortgaged Property, or the Guarantor which (i) if adversely determined would materially and adversely affect the ability of Borrower or Guarantor to perform its respective obligations under the Loan Documents or Project Documents or would have a material adverse effect on the use or value of the Mortgaged Property, or (ii) challenge the validity or enforceability of the Loan Documents or the priority of the Lien and security interest created thereby.

(f) Legal Compliance. The Plans and Specifications have been approved by all applicable Governmental Authorities, and upon completion in accordance with the Plans and Specifications, the Improvements and the use and occupancy thereof will comply in all material respects with all applicable Legal Requirements except to the extent Borrower is contesting any Legal Requirements in accordance with Section 4.12. Neither the zoning nor any other right to construct, use or operate the Improvements is to any extent dependent upon or related to any real estate other than the Property. All approvals, licenses and permits required from Governmental Authorities under applicable Legal Requirements in connection with the current phase of construction of the Improvements have been obtained and Borrower has no knowledge of any information suggesting that approvals, licenses and permits for future phases of construction will not be received in a timely manner.

(g) Services and Utilities. All streets, easements, utilities and related services necessary for the construction of the Improvements and the operation thereof for their intended purpose are, or when required, will be, available to the Property.

(h) Enforceability. Each Loan Document executed by Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles) and is not subject to any right of rescission, set-off, counterclaim or defense.

(i) ERISA. Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in material compliance with the applicable requirements under the Code, except to the extent that any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure. None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(j) Legal Parcel; Separate Tax Parcel. The Mortgaged Property is taxed separately and does not include any other property, and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(k) Leases and Rents. Borrower has good and marketable title to the Leases and rents free and clear of all claims, and Liens other than the Permitted Encumbrances. To the knowledge of Borrower, the Leases are valid and unmodified and are in full force and effect and Borrower is not in default of any of the material terms or provisions of the Leases that would materially affect Borrower’s performance under the Loan Documents. The rents now due or to become due for any periods subsequent to the date hereof have not been collected and payment thereof has not been anticipated for a period of more than one month in advance of its due date, waived or released, discounted, set off or otherwise discharged or compromised. Borrower has not received any funds or deposits from any Lessee for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.

(l) Budget. To the best of Borrower’s knowledge, the Budget accurately reflects all costs to complete the Improvements and operate the Project through the Initial Maturity Date of the Loan.

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(m) Construction Schedule. To the best of Borrower’s knowledge, the Construction Schedule is complete and accurate.

(n) USA Patriot Act.

(i) Neither Borrower nor, to the knowledge of Borrower, any of its respective Affiliates over which Borrower exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and Borrower and, to the knowledge of Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(ii) Neither Borrower nor, to the knowledge of Borrower, any of its respective Affiliates: (w) is targeted by United States or multilateral economic or trade sanctions currently in force; (x) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (y) is a Prohibited Person; or (z) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

(o) Embargoed Person. (1) None of Borrower’s assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under US law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower if the result of such interest would be that any Loan would be in violation of law; (c) Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by Lender would be in violation of law; and (d) neither Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 6.01(o), Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

6.02 Nature of Representations and Warranties. All representations and warranties made by Borrower in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE VII

INSURANCE AND CONDEMNATION

7.01 Insurance and Casualty.

(a) Required Insurance Coverage. Borrower, at its expense, shall maintain and provide to Lender copies of policies or other satisfactory evidence of insurance providing the following:

(i) Commercial General Liability Insurance with limits of not less than $1,000,000.00 per occurrence combined single limit and $2,000,000.00 in the aggregate for the policy period, or in whatever higher amounts as may be required by Lender from time to time by notice to

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Borrower (with deductibles acceptable to Lender), and extended to cover: (a) Contractual Liability assumed by Borrower with defense provided in addition to policy limits for indemnities of the named insured, (b) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (c) Broad Form Property Damage Liability, (d) Products & Completed Operations for coverage, such coverage to apply for two years following completion of construction, (e) waiver of subrogation against all parties named additional insured, (f) severability of interest provision, and (g) Personal Injury & Advertisers Liability.

(ii) Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(iii) Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $8,000,000.00.

(iv) All-Risk Property (Special Cause of Loss) Insurance including, without limitation, coverage for loss or damage to the Property and Improvements by fire and other perils including windstorm, earthquake/earth movement and malicious mischief, building ordinance extension endorsement (including cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage), and boiler and machinery coverage (if separate policy, that policy must include loss of rents or business interruption coverage), as specified by the Lender. The policy shall be in an amount not less than the full insurable value on a replacement cost basis of the insured Property and Improvements and personal property related thereto (without deduction for depreciation). If the policy is a blanket policy covering the Property and Improvements and one or more other properties, the policy must specify the dollar amount of the total blanket limit of the policy that is allocated to each property, and the amount so allocated to the Property and Improvements must not be less than the full insurable value on a replacement cost basis. During any construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion. This policy must also list the Lender as mortgagee and loss payee.

(v) Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable laws of the state in which the work is to be performed or of the state in which Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance section shall not be less than $1,000,000.00 for any one accident.

(vi) If the Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (FEMA), a National Flood Insurance Program Standard Flood Insurance Policy (“SFIP”) and/or insurance from a private insurance carrier (which may substitute for or supplement, the SFIP) in form and substance acceptable to Lender covering the Improvements and contents, if applicable, for the duration of the Loan in the amount of the full insurable value of the Improvements and contents, if applicable, or the amount of the Loan, whichever is less.

(vii) Rent loss or business interruption insurance against loss of income (including, but not limited to, rent, cost reimbursements and all other amounts payable by tenants under Leases or otherwise derived by Borrower from the operation of the Project) arising out of damage to or destruction of the Property and Improvements by fire or other peril (including earthquake if required) insured against under each policy. The amount of the policy shall be in the amount equal to one year’s projected rentals or gross revenue.

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(viii) Such other insurance coverages in such amounts as Lender may require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers.

(b) Policy Requirements; Insurance Consultant. All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the Project is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A. and any and all subsidiaries and their successors and/or assigns as their interests may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all All-Risk Property, flood insurance, earthquake insurance and rent loss or business interruption insurance (whether or not required hereunder), (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Lender is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Lender along with a copy of the policy for All-Risk Property coverage or such other evidence of insurance acceptable to Lender in its reasonable discretion, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts acceptable to Lender; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage shall not include certificates of insurance. Lender, at its option and upon notice to Borrower, may retain, at Borrower’s expense, an insurance consultant to review the insurance for the Property and Improvements to confirm that it complies with the terms and conditions set forth herein.

(c) Evidence of Insurance; Payment of Premiums. Borrower shall deliver to Lender, at least five (5) days before the expiration of an existing policy, evidence acceptable to Lender of the continuation of the coverage of the expiring policy. If Lender has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, Lender shall have the right, but not the obligation, to purchase such insurance for Lender’s interest only. Any amounts so disbursed by Lender pursuant to this Section shall be repaid by Borrower within 10 days after written demand therefor. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder, and inaction by Lender shall never be considered a waiver of any right accruing to Lender on account on this Section. The payment by Lender of any insurance premium for insurance which Borrower is obligated to provide hereunder but which Lender believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Mortgaged Property which would wholly or partially invalidate any insurance thereon.

(d) Collateral Protection. Unless Borrower provides Lender with evidence satisfactory to Lender of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Mortgaged Property. This insurance may, but need not, protect Borrower’s interest in the Mortgaged Property. The coverages that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Mortgaged Property. Borrower or Lender (as appropriate) may later cancel any insurance purchased by Lender, but only after Lender receives satisfactory evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Mortgaged Property, Borrower will be responsible for the costs of that insurance, including any charges imposed by Lender in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at Lender’s discretion, be added to Borrower’s total principal obligation owing to Lender, and in any event shall be secured by the liens on the Mortgaged Property created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by Lender may be more than the costs of insurance Borrower may be able to obtain on its own.

(e) No Liability; Assignment. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Borrower hereby absolutely assigns and transfers to Lender all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Lender shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of the Mortgaged Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower shall have the right under a license granted hereby, and Lender hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums

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subject to the provisions of this Agreement. Said license shall be revoked automatically upon the occurrence and during the continuance of a Default hereunder. In the event of a foreclosure of the Deed of Trust, or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the Loans, all right, title and interest of Borrower in and to the insurance policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f) No Separate Insurance. Borrower shall not carry any separate insurance on the Mortgaged Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Lender’s prior written consent, and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Lender, and shall otherwise meet all other requirements set forth herein.

(g) Casualty Loss.

(i) If all or any part of the Mortgaged Property shall be damaged or destroyed by fire or other casualty, Borrower shall give immediate written notice and make a claim to the insurance carrier and Lender. With respect to any such casualty loss for which Borrower has an insurance claim that exceeds One Million Dollars ($1,000,000.00), Borrower hereby authorizes and empowers Lender, at Lender’s option and in Lender’s sole discretion as attorney-in-fact for Borrower, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of Lender to act as attorney-in-fact for Borrower shall not become effective until the occurrence and during the continuance of a Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in Lender’s opinion. The foregoing appointment is irrevocable, coupled with an interest, and continuing so long as the Commitment or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns.

(ii) As sole loss payee on all policies of casualty insurance, Lender shall receive all insurance proceeds from any casualty loss up to the outstanding balance of the Indebtedness plus all unfunded amounts of the Commitment which Lender is still obligated to fund hereunder, and shall hold the same in an interest-bearing account pending disposition in accordance with this Section. Borrower authorizes Lender to deduct from such insurance proceeds received by Lender all of Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the collection thereof (the remainder of such insurance proceeds being referred to herein as “Net Casualty Proceeds”).

(iii) Prior to Substantial Completion, the Net Casualty Proceeds from any casualty loss affecting the Mortgaged Property shall be treated as a Non-Interest Balancing Deposit and disbursed in accordance with the provisions of Section 2.05 hereof if within ninety (90) days after the applicable casualty loss, Borrower satisfies Lender that the construction can be completed by the Final Completion Date. Upon the occurrence and during the continuance of a Default or in the event Borrower is unable to satisfy the conditions set forth above by the required date, Lender, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations.

(iv) After Substantial Completion, Lender shall cause the Net Casualty Proceeds from any casualty loss affecting the Mortgaged Property to be disbursed for the cost of reconstruction of the Mortgaged Property if all of the following conditions are satisfied within ninety (90) days after the applicable casualty loss: (A) Borrower satisfies Lender that the reconstruction can be completed within a reasonable period of time after such casualty loss (but in no event later than the Maturity Date) and that after giving effect to such reconstruction the Mortgaged Property will be restored to its condition immediately prior to the casualty loss; (B) Borrower satisfies Lender that the Net Casualty Proceeds are sufficient to pay all costs of reconstruction, and if insufficient, Borrower deposits with Lender additional funds to make up such insufficiency; and (C) Borrower delivers to Lender all plans and specifications and construction contracts for the work of reconstruction and such plans and specifications and construction contracts are in form and content acceptable to Lender and with a contractor acceptable to Lender. The

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 44

disbursement of Net Casualty Proceeds pursuant to this clause (iv) shall be in accordance with customary disbursement procedures and shall not be available after the occurrence and during the continuance of a Default. Any Net Casualty Proceeds not required to reconstruct the Mortgaged Property shall be delivered to Borrower after expiration of the lien period for the work of reconstruction (or, at Borrower’s option, after delivery of title insurance to Lender, over such liens where the lien period has not so expired). Upon the occurrence and during the continuance of a Default or in the event Borrower is unable to satisfy the conditions set forth in subclauses (A) through (D) hereof by the required date, Lender, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any casualty loss and restore the Mortgaged Property to the equivalent of its condition immediately prior to such casualty provided the applicable Net Casualty Proceeds are made available to Borrower for such purpose.

(v) Notwithstanding the foregoing, in the event of a casualty of $25,000.00 or less, Borrower shall not be required to provide plans and specifications and construction contracts for the restoration work to Lender and the insurance proceeds shall be paid directly to Borrower.

7.02 Condemnation and Other Awards. Immediately upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of the Mortgaged Property or any part thereof, Borrower shall notify Lender of such fact. Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that Borrower shall not enter into any settlement of such proceeding without the prior approval of Lender. Lender shall be entitled, at its option, to appear in any such proceeding in its own name, and upon the occurrence and during the continuation of a Default or if Borrower fails to diligently prosecute such proceeding, (a) Lender shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of Borrower, and (b) Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf. The foregoing appointment is irrevocable and continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns. If the Mortgaged Property or any material part thereof is taken or materially diminished in value in connection with such condemnation, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Borrower by virtue of its interest in the Mortgaged Property, shall be, and by these presents is, assigned, transferred and set over unto Lender. Any such award or settlement shall be first applied to reimburse Lender for all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such award or settlement. The balance of such award or settlement (the “Net Condemnation Proceeds”) shall be paid to Lender for application in the manner set forth in Section 7.01(g) as if such award or settlement constituted insurance proceeds from a casualty loss; provided, however, that Lender shall have no obligation to make Net Condemnation Proceeds available for construction or reconstruction of the Mortgaged Property unless Lender has determined that the Mortgaged Property as so constructed or reconstructed after giving effect to the condemnation would have a value that is no less than its value would have been had there been no such condemnation. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any condemnation and restore the Mortgaged Property to substantially as near to the equivalent of its condition immediately prior to such condemnation (or if the initial construction of the Improvements is not substantially complete at the time of such condemnation, continue the construction of the Improvements in accordance with the terms hereof) provided the applicable Net Condemnation Proceeds are made available to Borrower for such purpose.

ARTICLE VIII

DEFAULTS

8.01 Defaults. Any of the following events, after passage of the applicable cure period set forth below, shall constitute a “Default” hereunder:

(a) Failure to Make Payment. The failure by Borrower to pay in full any principal of the Loans when due; the failure by Borrower to pay in full any interest on the Loans or any fees or any other amounts

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 45

due under the Loan Documents (other than principal) when due and such failure continues unremedied for a period of five (5) days after the due date thereof; provided, that, unless Lender shall have previously given Borrower notice of a default under this subsection within twelve (12) months in which such default occurs, Lender shall provide written notice to Borrower of a default under this subsection and afford Borrower an additional five (5) day period from the date such written notice is given in which to cure such default after which time such default, if not cured, shall constitute a Default; or the failure by Borrower to make any other payment or deposit required hereunder or under any of the other Loan Documents within the period set forth in Loan Documents, or if no period is set forth in the Loan Documents, then within five (5) Business Days after demand therefor;

(b) Involuntary Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(c) Voluntary Proceedings. Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(d) Assignment for Benefit of Creditors. The execution by Borrower or Guarantor of an assignment for the benefit of creditors;

(e) Unable to Pay Debts. The admission in writing by Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(f) Liquidation of Borrower or Guarantor. The liquidation, termination or dissolution of Borrower or Guarantor;

(g) Transfer or Encumbrance of Interest in Mortgaged Property or Borrower.

(i) Mortgaged Property. The sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any right, title or interest of Borrower in and to the Mortgaged Property or any portion thereof (except by condemnation), which occurrence is not rendered ineffective within ten (10) days after occurrence; provided, however, that Borrower shall be permitted to replace defective, obsolete or worn out personal property, and Borrower shall be permitted to grant and/or record Permitted Encumbrances;

(ii) Borrower. Except for Permitted Transfers, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof; or any change (whether voluntary or involuntary) in the management or control of Borrower;

(h) Levy; Attachment; Seizure. The levy, attachment or seizure pursuant to court order of (i) any right, title or interest of Borrower in and to the Mortgaged Property or any portion thereof exceeding $50,000.00 in value or (ii) any direct or indirect ownership interests in Borrower, if such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

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(i) Failure of Representations. Any representation or warranty contained herein or in any of the other Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Lender pursuant to or in connection with this Agreement, is not true and correct in all material respects, or omits to state a material fact necessary to make such representation not misleading, in each case, as of the date made or deemed made and such representation or warranty is not made true and correct within thirty (30) day period if such misrepresentation or incorrect warranty was made with the intent to mislead or hide the truth, or if such representation or warranty is of such a nature that it cannot, after the time originally made, later be made true and correct in a manner that will leave Lender in the same position Lender would have been in had such representation or warranty been true and correct from the outset;

(j) Claims; Liens; Encumbrances; Stop Notices. Unless Borrower is contesting the same in accordance with the provisions of Section 4.06(c) hereof, the filing of any claim of lien or encumbrance against the Mortgaged Property or any part thereof (other than Permitted Encumbrances) that is not released or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Lender to Borrower; or the service on Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service;

(k) Cessation of Construction. Cessation of the work of construction prior to the completion of the Improvements for a continuous period of thirty (30) days or more except as a result of Force Majeure Causes; or the obtaining by any Person of any order or decree in any court of competent jurisdiction enjoining the construction of the Improvements which order or decree is not vacated within thirty (30) days after the granting of such order or decree;

(l) Permits; Utilities; Insurance. (i) The neglect, failure or refusal of Borrower to keep in full force and effect any material permit, license, consent or approval required for the construction or operation of the Improvements that is not fully reinstated within thirty (30) days after Lender gives Borrower notice of the lapse of effectiveness of such material permit, license, consent or approval; or (ii) the curtailment in availability to the Mortgaged Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements that is not restored to full availability within thirty (30) days after Lender gives Borrower notice of such curtailment of availability; or (iii) the failure by Borrower to maintain any insurance required under Section 7.01 hereof that is not cured within five (5) days after Lender gives Borrower notice of such lapse;

(m) Change in Contractor. The occurrence of any change in the Contractor without Lender’s prior written consent;

(n) Cessation of Loan Documents to be Effective. The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such Lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents, subject to Borrower’s right to contest liens in accordance with the terms of this Agreement; or the revocation by Guarantor of the Guaranty or any other Loan Document executed by Guarantor;

(o) ERISA. Any breach of the provisions of Section 4.16 hereof;

(p) Prohibited Distributions. Any breach of the provisions of Section 4.11 hereof shall occur which is not cured by Borrower within five (5) days after Lender gives Borrower notice of such breach;

(q) Intentionally Deleted.

(r) Operations of Borrower. Any breach of the provisions of Section 4.08 hereof shall occur which is not cured by Borrower within ten (10) days after Lender gives Borrower notice thereof;

(s) Failure to Satisfy Construction Obligations. Any breach of the provisions of Section 4.01(b) hereof shall occur;

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 47

(t) Judgments. Any judgment or order for the payment of money in excess of $250,000.00 is rendered against Borrower or Guarantor and either (a) enforcement proceedings have been commenced by a creditor upon such judgment, or (b) there is a period of fifteen (15) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(u) Intentionally Deleted.

(v) Intentionally Deleted.

(w) Guarantor Financial Covenant. Guarantor shall be in breach of its financial covenants set forth in the Guaranty;

(x) Guarantor Cross-Default. Failure by any Guarantor to pay when due any Indebtedness in an outstanding principal amount of $500,000.00 or more in the aggregate (“Material Guarantor Indebtedness”); or the default by any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Guarantor Indebtedness to cause, such Material Guarantor Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Guarantor Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; unless a substitute guarantor acceptable to Lender in its sole discretion enters into a Guaranty, in substantially the form as that entered into by the original Guarantor, within thirty (30) days after the date of such Guarantor cross-default.

(y) Death of Individual Guarantor. Any Guarantor that is a natural person dies;

(z) Swap Agreements. The occurrence or existence of any default, event of default or other similar condition or event (however described) after any applicable notice is given and cure period has expired with respect to any Swap Agreement, whether or not Lender or an Affiliate of Lender is a party thereto;

(aa) Borrower Cross-Default. Failure by Borrower to pay when due any Indebtedness in an outstanding principal amount of $250,000.00 or more in the aggregate excluding the Loans (“Material Borrower Indebtedness”); or the default by Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or permit the holder(s) of such Material Borrower Indebtedness to cause, such Material Borrower Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Borrower Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(bb) Failure to Perform Covenants. The failure of Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 8.01, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Lender gives notice to Borrower thereof; provided, however, if a failure cannot be cured within such thirty (30) day period and Borrower has commenced such cure within such thirty (30) day period and is pursuing such cure with all due diligence, Borrower shall have such additional period of time, in no event to exceed an additional thirty (30) days, to complete such cure continually using due diligence and good faith.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 48

ARTICLE IX

ACCELERATION AND REMEDIES

9.01 Acceleration. If any Default described in Section 8.01(b) or (c) hereof occurs with respect to Borrower, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations (other than Swap Obligations included therein) shall immediately become due and payable without any election or action on the part of Lender. If any other Default occurs, Lender may terminate or suspend the Commitment, or declare the Obligations (other than Swap Obligations included therein) to be due and payable, or both, whereupon the Obligations (other than Swap Obligations included therein) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Lender has the rights and remedies with respect to the Swap Obligations as provided in the Swap Agreements.

9.02 Right to Complete Construction. Upon the occurrence and during the continuance of a Default hereunder, Lender shall have the right, in person or by agent, in addition to all other rights and remedies available to Lender under this Agreement, the other Loan Documents and the Required Third Party Documents, to the fullest extent permitted by law, to take possession of the Mortgaged Property and perform any and all work and labor necessary to complete the Improvements substantially in accordance with the Plans and Specifications (with such modifications as shall be deemed appropriate by Lender), and employ watchmen to protect the Mortgaged Property from injury. All reasonable sums so expended by Lender shall be deemed to have been paid to Borrower and constitute Obligations. Effective upon the occurrence and during the continuance of a Default, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to so complete the Improvements in the name of Borrower. Borrower hereby empowers said attorney to: (a) use any funds of Borrower, including any funds which may remain undisbursed hereunder for the purpose of so completing the Improvements; (b) make such additions, changes and corrections in the Plans and Specifications as Lender deems appropriate; (c) employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; (d) pay, settle or compromise all existing bills and claims which may be liens against the Mortgaged Property, or as may be necessary or desirable for such completion of the Improvements or for clearance of title; (e) execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (f) prosecute and defend all actions or proceedings in connection with the Mortgaged Property or the construction of the Improvements and take such action and require such performance as it deems necessary under any guaranty of completion; and (g) do any and every act which Borrower might do on its own behalf. It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

9.03 Curing of Defaults. Upon the occurrence of a Default hereunder, without waiving any right of acceleration or foreclosure under the Loan Documents which Lender may have by reason of such Default or any other right Lender may have against Borrower because of said Default, Lender shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Default, including, without limitation, the making of Advances. All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Lender.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – 49

ARTICLE X

MISCELLANEOUS

10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to Borrower, to it at:

GGT TRG Castle Hills TX, LLC

c/o Trinsic Residential Group

3100 Monticello Avenue, Suite 900

Dallas, TX 75205

Attention: Gregory Jones

with a copy to:

Stutzman, Bromberg Esserman & Plifka

2323 Bryan Street, Suite 2200

Dallas, Texas 75201

Attention: John Reoch

Telecopy No.: (214) 969-4999

Email Address: reoch@sbep-law.com

with a copy to:

GGT TRG Castle Hills TX, LLC

c/o Global Growth Trust, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, Esq.

                           General Counsel

(ii)	if to Lender, to it at:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 9th Floor

Dallas, Texas 75201-2787

Attention: Manager, Real Estate Group

with a copy to:

JPMorgan Chase Bank, N.A.

201 North Central Avenue, Floor 14

Phoenix, Arizona 85004-0073

Attention: Disbursements/Loan Servicing

(b) Electronic Notices. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Interest Election Requests and notices of prepayments hereunder may be made by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(c) Changes in Address. Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Unmatured Default, regardless of whether Lender may have had notice or knowledge of such Default or Unmatured Default at the time.

(b) Waivers and Amendments. No provision of this Agreement or any other Loan Agreement or any Required Third Party Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

10.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates in connection with the Loan, including appraisal fees, inspection fees, Inspecting Professional charges, title and escrow charges and the reasonable fees, charges and disbursements of counsel for Lender, the preparation and administration of this Agreement, the other Loan Documents and the Required Third Party Documents or any extensions, amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Borrower Indemnity. Borrower shall indemnify Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, judgments, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (collectively, “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. The foregoing indemnity set forth in this Section 10.03(b) shall not apply (i) with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and (ii) to any Losses, which are the subject of the Environmental Indemnity Agreement, it being the intention of the parties hereto that Borrower’s liability for environmental matters be governed exclusively by the Environmental Indemnity Agreement and not by this Agreement.

(c) Damage Waiver. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special,

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 51

indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) Payment of Amounts Due. All amounts due under this Section shall be payable promptly after written demand therefor.

10.04 Successors and Assigns.

(a) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations (except for a Permitted Transfers) hereunder without the prior written consent of Lender, in Lender’s sole discretion (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c) hereof) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lender.

(i) Subject to the conditions set forth in Section 10.04(b)(ii) below, Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that no consent of Borrower shall be required for an assignment to an Affiliate of Lender or an Approved Fund or, if a Default has occurred and is continuing, any other assignee.

(ii) Subject to Lender’s notification to Borrower of an assignment, assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.10, 3.11, 3.12, 4.16(c) and 10.03 hereof). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

(c) Participations.

(i) Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to Borrower for the performance of such obligations and (C) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 10.04(c)(ii) hereof, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.11 and 3.12 (subject to the requirements and limitations therein, including the requirements under Section 3.12(f) (it being understood that the documentation required under Section 3.12(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 52

Section 10.04(b) hereof; provided that such Participant (A) agrees to be subject to the provisions of Section 3.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.10 or 3.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 hereof as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.10, or 3.11 hereof than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(d) Pledges by Lender. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.05 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Unmatured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 3.10, 3.11, 3.12, 4.16(c) and 10.03 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received a counterpart hereof duly executed by Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.08 Right of Setoff. If a Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any or all the Obligations, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 53

10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Texas, but giving effect to federal laws applicable to national banks.

(b) Consent to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or Texas State court sitting in Dallas, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Objection to Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.09(b) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10 WAIVER OF JURY TRIAL; WAIVER OF SPECIAL DAMAGES.

(a) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b) WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE BANK, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 54

and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of equity interests in Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, THE GUARANTOR, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender. If, for any reason whatever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Agreement, so that the interest rate does not exceed the Maximum Rate. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”)) for that day. Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 55

10.14 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

10.15 Replacement Documentation. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues such replacement Note or other security document, Lender shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or security document.

10.16 Swap Agreements. All Swap Agreements, if any, between Borrower and Lender or any Affiliate of Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Loans shall not apply to said Swap Agreements.

[SIGNATURE(S) ON FOLLOWING PAGE(S)]

CONSTRUCTION LOAN AND SECURITY AGREEMENT – PAGE 56

IN WITNESS WHEREOF, the parties hereto have executed this Construction Loan and Security Agreement as of the day and year first above written.

GGT TRG CASTLE HILLS TX, LLC,
a Delaware limited liability company

By:	TRG CASTLE HILLS, L.P.,
a Delaware limited partnership,
its Operating Member

	By:	TRG-CASTLE HILLS GP, LLC,
a Delaware limited liability company,
its General Partner

		By:	/S/ Brian J. Tusa
Brian J. Tusa, President

CONSTRUCTION LOAN AND SECURITY AGREEMENT – SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
a national banking association

By:	/S/ Clayton D. Conger
Name:	Clayton D. Conger
Title:	Authorized Officer

CONSTRUCTION LOAN AND SECURITY AGREEMENT – SIGNATURE PAGE

EXHIBIT A

LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

BUDGET

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C

FORM LEASE

[Omitted as not necessary to an understanding of the Agreement]